Exhibit 99.1
Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2012 and 2011, and for Each of the
Three Years in the Period Ended December 31, 2012

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2012	2011
Assets
Consumer products
Cash and cash equivalents	$2,900	$3,270
Receivables	193	268
Inventories:
Leaf tobacco	876	934
Other raw materials	173	170
Work in process	349	316
Finished product	348	359
	1,746	1,779
Deferred income taxes	1,216	1,207
Other current assets	260	396
Total current assets	6,315	6,920

Property, plant and equipment, at cost:
Land and land improvements	292	290
Buildings and building equipment	1,276	1,271
Machinery and equipment	3,068	3,097
Construction in progress	114	70
	4,750	4,728
Less accumulated depreciation	2,648	2,512
	2,102	2,216

Goodwill	5,174	5,174
Other intangible assets, net	12,078	12,098
Investment in SABMiller	6,637	5,509
Other assets	425	1,257
Total consumer products assets	32,731	33,174
Financial services
Finance assets, net	2,581	3,559
Other assets	17	18
Total financial services assets	2,598	3,577
Total Assets	$35,329	$36,751

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2012	2011
Liabilities
Consumer products
Current portion of long-term debt	$1,459	$600
Accounts payable	451	503
Accrued liabilities:
Marketing	568	430
Employment costs	184	225
Settlement charges	3,616	3,513
Other	1,085	1,320
Dividends payable	888	841
Total current liabilities	8,251	7,432

Long-term debt	12,419	13,089
Deferred income taxes	4,953	4,751
Accrued pension costs	1,735	1,662
Accrued postretirement health care costs	2,504	2,359
Other liabilities	556	602
Total consumer products liabilities	30,418	29,895

Financial services
Deferred income taxes	1,699	2,811
Other liabilities	8	330
Total financial services liabilities	1,707	3,141
Total liabilities	32,125	33,036
Contingencies (Note 18)
Redeemable noncontrolling interest	34	32
Stockholders' Equity
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,688	5,674
Earnings reinvested in the business	24,316	23,583
Accumulated other comprehensive losses	(2,040)	(1,887)
Cost of repurchased stock (796,221,021 shares in 2012 and 761,542,032 shares in 2011)	(25,731)	(24,625)
Total stockholders' equity attributable to Altria Group, Inc.	3,168	3,680
Noncontrolling interests	2	3
Total stockholders' equity	3,170	3,683
Total Liabilities and Stockholders' Equity	$35,329	$36,751

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2012	2011	2010
Net revenues	$24,618	$23,800	$24,363
Cost of sales	7,937	7,680	7,704
Excise taxes on products	7,118	7,181	7,471
Gross profit	9,563	8,939	9,188
Marketing, administration and research costs	2,281	2,643	2,735
Changes to Mondelēz and PMI tax-related receivables	(52)	(14)	169
Asset impairment and exit costs	61	222	36
Amortization of intangibles	20	20	20
Operating income	7,253	6,068	6,228
Interest and other debt expense, net	1,126	1,216	1,133
Loss on early extinguishment of debt	874	—	—
Earnings from equity investment in SABMiller	(1,224)	(730)	(628)
Earnings before income taxes	6,477	5,582	5,723
Provision for income taxes	2,294	2,189	1,816
Net earnings	4,183	3,393	3,907
Net earnings attributable to noncontrolling interests	(3)	(3)	(2)
Net earnings attributable to Altria Group, Inc.	$4,180	$3,390	$3,905
Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$2.06	$1.64	$1.87
Diluted earnings per share attributable to Altria Group, Inc.	$2.06	$1.64	$1.87

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2012	2011	2010
Net earnings	$4,183	$3,393	$3,907
Other comprehensive (losses) earnings, net of deferred income taxes:
Currency translation adjustments	—	(2)	1
Benefit plans:
Actuarial losses and prior service cost/credit before reclassifications to net earnings	(500)	(385)	(64)
Amounts reclassified to net earnings	148	134	99
	(352)	(251)	35
SABMiller:
Ownership share of SABMiller's other comprehensive earnings (losses) before reclassifications to net earnings	197	(162)	32
Amounts reclassified to net earnings	2	12	9
	199	(150)	41
Other comprehensive (losses) earnings, net of deferred income taxes	(153)	(403)	77

Comprehensive earnings	4,030	2,990	3,984
Comprehensive earnings attributable to noncontrolling interests	(3)	(3)	(2)
Comprehensive earnings attributable to Altria Group, Inc.	$4,027	$2,987	$3,982

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

	for the years ended December 31,	2012	2011	2010
	Cash Provided by (Used in) Operating Activities
Net earnings (loss)	— Consumer products	$4,006	$3,905	$3,819
	— Financial services	177	(512)	88
	Net earnings	4,183	3,393	3,907
	Adjustments to reconcile net earnings to operating cash flows:
	Consumer products
	Depreciation and amortization	225	253	276
	Deferred income tax provision	406	382	408
	Earnings from equity investment in SABMiller	(1,224)	(730)	(628)
	Dividends from SABMiller	402	357	303
	Asset impairment and exit costs, net of cash paid	(73)	179	(188)
	IRS payment related to LILO and SILO transactions	(456)	—	(945)
	Loss on early extinguishment of debt	874	—	—
	Cash effects of changes:
	Receivables, net	202	(19)	15
	Inventories	33	24	7
	Accounts payable	5	(60)	48
	Income taxes	(449)	(151)	(53)
	Accrued liabilities and other current assets	(14)	21	(221)
	Accrued settlement charges	103	(22)	(100)
	Pension plan contributions	(557)	(240)	(30)
	Pension provisions and postretirement, net	192	243	185
	Other	126	47	96
	Financial services
	Deferred income tax benefit	(1,335)	(825)	(284)
	PMCC leveraged lease charges	7	490	—
	Net (decrease) increase to allowance for losses	(10)	25	—
	Other liabilities - income taxes	1,332	298	(5)
	Other	(69)	(52)	(24)
	Net cash provided by operating activities	3,903	3,613	2,767

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2012	2011	2010
Cash Provided by (Used in) Investing Activities
Consumer products
Capital expenditures	$(124)	$(105)	$(168)
Other	(5)	2	115
Financial services
Proceeds from finance assets	1,049	490	312
Net cash provided by investing activities	920	387	259
Cash Provided by (Used in) Financing Activities
Consumer products
Long-term debt issued	2,787	1,494	1,007
Long-term debt repaid	(2,600)	—	(775)
Repurchases of common stock	(1,082)	(1,327)	—
Dividends paid on common stock	(3,400)	(3,222)	(2,958)
Issuances of common stock	—	29	104
Financing fees and debt issuance costs	(22)	(24)	(6)
Tender premiums and fees related to early extinguishment of debt	(864)	—	—
Other	(12)	6	45
Net cash used in financing activities	(5,193)	(3,044)	(2,583)
Cash and cash equivalents:
(Decrease) Increase	(370)	956	443
Balance at beginning of year	3,270	2,314	1,871
Balance at end of year	$2,900	$3,270	$2,314
Cash paid: Interest	$1,219	$1,154	$1,084
Income taxes	$3,338	$2,865	$1,884

 See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria Group, Inc.
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity
Balances, December 31, 2009	$935	$5,997	$22,599	$(1,561)	$(23,901)	$3	$4,072
Net earnings (a)	—	—	3,905	—	—	1	3,906
Other comprehensive earnings, net
of deferred income taxes	—	—	—	77	—	—	77
Exercise of stock options and other
stock award activity	—	(246)	—	—	432	—	186
Cash dividends declared ($1.46 per share)	—	—	(3,045)	—	—	—	(3,045)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2010	935	5,751	23,459	(1,484)	(23,469)	3	5,195
Net earnings (a)	—	—	3,390	—	—	1	3,391
Other comprehensive losses, net
of deferred income tax benefit	—	—	—	(403)	—	—	(403)
Exercise of stock options and other
stock award activity	—	(77)	—	—	171	—	94
Cash dividends declared ($1.58 per share)	—	—	(3,266)	—	—	—	(3,266)
Repurchases of common stock	—	—	—	—	(1,327)	—	(1,327)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2011	935	5,674	23,583	(1,887)	(24,625)	3	3,683
Net earnings (a)	—	—	4,180	—	—	—	4,180
Other comprehensive losses, net
of deferred income tax benefit	—	—	—	(153)	—	—	(153)
Exercise of stock options and other
stock award activity	—	14	—	—	10	—	24
Cash dividends declared ($1.70 per share)	—	—	(3,447)	—	—	—	(3,447)
Repurchases of common stock	—	—	—	—	(1,116)	—	(1,116)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2012	$935	$5,688	$24,316	$(2,040)	$(25,731)	$2	$3,170

(a) Net earnings attributable to noncontrolling interests for the years ended December 31, 2012, 2011 and 2010 exclude $3 million, $2 million and $1 million, respectively, due to the redeemable noncontrolling interest related to Stag’s Leap Wine Cellars, which is reported in the mezzanine equity section in the consolidated balance sheets at December 31, 2012, 2011 and 2010, respectively. See Note 18.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 1.

Background and Basis of Presentation:
▪Background: At December 31, 2012, Altria Group, Inc.'s direct and indirect wholly-owned subsidiaries included Philip Morris USA Inc. ("PM USA"), which is engaged in the manufacture and sale of cigarettes and certain smokeless products in the United States; John Middleton Co. ("Middleton"), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco, and is a wholly-owned subsidiary of PM USA; and UST LLC ("UST"), which through its direct and indirect wholly-owned subsidiaries including U.S. Smokeless Tobacco Company LLC ("USSTC") and Ste. Michelle Wine Estates Ltd. ("Ste. Michelle"), is engaged in the manufacture and sale of smokeless products and wine. Philip Morris Capital Corporation ("PMCC"), another wholly-owned subsidiary of Altria Group, Inc., maintains a portfolio of leveraged and direct finance leases. In addition, Altria Group, Inc. held approximately 26.9% of the economic and voting interest of SABMiller plc ("SABMiller") at December 31, 2012, which Altria Group, Inc. accounts for under the equity method of accounting. Altria Group, Inc.'s access to the operating cash flows of its wholly-owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. In addition, Altria Group, Inc. receives cash dividends on its interest in SABMiller if and when SABMiller pays such dividends. At December 31, 2012, Altria Group, Inc.'s principal wholly-owned subsidiaries were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their common stock.

▪
Dividends and Share Repurchases: During the third quarter of 2012, Altria Group, Inc.'s Board of Directors approved a 7.3% increase in the quarterly dividend rate to $0.44 per common share versus the previous rate of $0.41 per common share. The current annualized dividend rate is $1.76 per Altria Group, Inc. common share. Future dividend payments remain subject to the discretion of Altria Group, Inc.'s Board of Directors.

In January 2011, Altria Group, Inc.'s Board of Directors authorized a $1.0 billion one-year share repurchase program (the "January 2011 share repurchase program"). Altria Group, Inc. completed the January 2011 share repurchase program during the third quarter of 2011. Under the January 2011 share repurchase program, Altria Group, Inc. repurchased a total of 37.6 million shares of its common stock at an average price of $26.62 per share.
In October 2011, Altria Group, Inc.'s Board of Directors authorized a new $1.0 billion share repurchase program, which was expanded to $1.5 billion in October 2012 (the "October 2011 share repurchase program"). During 2011 and 2012, Altria Group, Inc. repurchased 11.7 million shares (aggregate cost of approximately $327 million, and $27.84 average price per share) and 34.9 million shares (aggregate cost of approximately $1.1 billion, and $32.00 average price per share), respectively, under the October 2011 share repurchase program.
During 2011, Altria Group, Inc. repurchased a total of 49.3 million shares (aggregate cost of approximately $1.3 billion, and $26.91 average price per share) under the January 2011 and October 2011 share repurchase programs described above.
As of December 31, 2012, Altria Group, Inc. had repurchased a total of 46.6 million shares of its common stock under the October 2011 share repurchase program at an aggregate cost of approximately $1.4 billion, and an average price of $30.95 per share. At December 31, 2012, Altria Group, Inc. had approximately $57 million remaining in the October 2011 share repurchase program, which Altria Group, Inc. expects to complete by June 30, 2013. The timing of share repurchases under the October 2011 share repurchase program depends upon marketplace conditions and other factors, and the October 2011 share repurchase program remains subject to the discretion of Altria Group, Inc.'s Board of Directors.
▪Basis of Presentation: The consolidated financial statements include Altria Group, Inc., as well as its wholly-owned and majority-owned subsidiaries. Investments in which Altria Group, Inc. exercises significant influence are accounted for under the equity method of accounting. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, marketing programs, income taxes, and the allowance for losses and estimated residual values of finance leases. Actual results could differ from those estimates.
Balance sheet accounts are segregated by two broad types of businesses. Consumer products assets and liabilities are classified as either current or non-current, whereas financial services assets and liabilities are unclassified, in accordance with respective industry practices.
Altria Group, Inc.'s chief operating decision maker has been evaluating the operating results of the former cigarettes and cigars segments as a single smokeable products segment since January 1, 2012. The combination of these two formerly separate segments is related to the restructuring associated with the cost reduction program announced in October 2011 (the "2011 Cost Reduction Program"). Also, in connection with the 2011 Cost Reduction Program, effective January 1, 2012, Middleton became a wholly-owned subsidiary of PM USA, reflecting management's goal to achieve efficiencies in the management of these businesses. Effective with the first quarter of 2012 and at December 31, 2012, Altria Group, Inc.'s

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

reportable segments were smokeable products, smokeless products, wine and financial services. For further discussion on the 2011 Cost Reduction Program, see Note 4. Asset Impairment, Exit, Implementation and Integration Costs.
Certain prior year amounts have been reclassified to conform with the current year's presentation due primarily to Altria Group, Inc.'s revised reportable segments and Middleton becoming a wholly-owned subsidiary of PM USA.
Effective January 1, 2012, Altria Group, Inc. adopted new authoritative guidance that eliminated the option of presenting components of other comprehensive earnings as part of the statement of stockholders' equity. With the adoption of this guidance, Altria Group, Inc. is reporting other comprehensive earnings in separate statements immediately following the statements of earnings.
Note 2.

Summary of Significant Accounting Policies:
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization, Impairment Testing and Asset Valuation: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods up to 25 years, and buildings and building improvements over periods up to 50 years. Definite-lived intangible assets are amortized over their estimated useful lives up to 25 years.
Altria Group, Inc. reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.
Altria Group, Inc. conducts a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require Altria Group, Inc. to perform an interim review. Goodwill impairment testing requires a comparison between the carrying value and fair value of each reporting unit. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for indefinite-lived intangible assets requires a comparison between the fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. During 2012, 2011 and 2010, Altria Group, Inc. completed its annual review of goodwill and indefinite-lived intangible assets, and no impairment charges resulted from these reviews.
▪Environmental Costs: Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria Group, Inc.'s consolidated financial position, results of operations or cash flows (see Note 18. Contingencies — Environmental Regulation).
▪Fair Value Measurements: Altria Group, Inc. measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Altria Group, Inc. uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The fair value of substantially all of Altria Group, Inc.'s pension assets is based on observable inputs, including readily available quoted market prices, which meet the definition of a Level 1 or Level 2 input. For the fair value disclosure of the pension plan assets, see Note 16. Benefit Plans.
▪Finance Leases: Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

constant after-tax rates of return on the positive net investment balances. Investments in leveraged leases are stated net of related nonrecourse debt obligations.
Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant pre-tax rates of return on the net investment balances.
Finance leases include unguaranteed residual values that represent PMCC's estimates at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease terms. The estimated residual values are reviewed annually by PMCC's management. This review includes analysis of a number of factors, including activity in the relevant industry. If necessary, revisions are recorded to reduce the residual values. Such reviews resulted in a decrease of $8 million in 2012 and $11 million in 2010 to PMCC's net revenues and results of operations. There were no adjustments in 2011.
PMCC considers rents receivable past due when they are beyond the grace period of their contractual due date. PMCC stops recording income ("non-accrual status") on rents receivable when contractual payments become 90 days past due or earlier if management believes there is significant uncertainty of collectability of rent payments, and resumes recording income when collectability of rent payments is reasonably certain. Payments received on rents receivable that are on non-accrual status are used to reduce the rents receivable balance. Write-offs to the allowance for losses are recorded when amounts are deemed to be uncollectible.
▪Guarantees: Altria Group, Inc. recognizes a liability for the fair value of the obligation of qualifying guarantee activities. See Note 18. Contingencies for a further discussion of guarantees.
▪Income Taxes: Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Significant judgment is required in determining income tax provisions and in evaluating tax positions.
Altria Group, Inc. recognizes a benefit for uncertain tax positions when a tax position taken or expected to be taken in a tax return is more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
Altria Group, Inc. recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on its consolidated statements of earnings.
▪Inventories: Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all tobacco inventories. The cost of the remaining inventories is determined using the first-in, first-out and average cost methods. It is a generally recognized industry practice to classify leaf tobacco and wine inventories as current assets although part of such inventory, because of the duration of the curing and aging process, ordinarily would not be utilized within one year.
▪Litigation Contingencies and Costs: Altria Group, Inc. and its subsidiaries record provisions in the consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Litigation defense costs are expensed as incurred and included in marketing, administration and research costs on the consolidated statements of earnings.
▪Marketing Costs: The consumer products businesses promote their products with consumer engagement programs, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives, event marketing and volume-based incentives. Consumer engagement programs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. For interim reporting purposes, consumer engagement programs and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: The consumer products businesses recognize revenues, net of sales incentives and sales returns, and including shipping and handling charges billed to customers, upon shipment or delivery of goods when title and risk of loss pass to customers. Payments received in advance of revenue recognition are deferred and recorded in other accrued liabilities until revenue is recognized. Altria Group, Inc.'s consumer products businesses also include excise taxes billed to customers in net revenues. Shipping and handling costs are classified as part of cost of sales.
▪Stock-Based Compensation: Altria Group, Inc. measures compensation cost for all stock-based awards at fair value on date of grant and recognizes compensation expense over the service periods for awards expected to vest. The fair value of restricted stock and deferred stock is determined based on the number of shares granted and the market value at date of grant.
▪New Accounting Standards: In July 2012, the Financial Accounting Standards Board ("FASB") issued authoritative guidance with an option that simplifies how entities test indefinite-lived intangible assets for impairment. The guidance permits an entity to first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount as a basis for determining whether it is necessary to perform the quantitative impairment test. The new guidance is effective for interim and annual impairment tests performed for fiscal years beginning after September 15, 2012; however, early adoption is permitted. Altria Group, Inc. performed the quantitative impairment test under existing guidance for its 2012 annual indefinite-lived intangible asset impairment test and will evaluate the impact of performing a qualitative assessment under

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

the new guidance in 2013.
Note 3.

Goodwill and Other Intangible Assets, net:
Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Smokeable products	$77	$77	$2,971	$2,988
Smokeless products	5,023	5,023	8,839	8,841
Wine	74	74	268	269
Total	$5,174	$5,174	$12,078	$12,098
Goodwill relates to Altria Group, Inc.'s 2009 acquisition of UST and 2007 acquisition of Middleton.
Other intangible assets consisted of the following:

	December 31, 2012		December 31, 2011
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,701	$—	$11,701	$—
Definite-lived intangible assets	464	87	464	67
Total other intangible assets	$12,165	$87	$12,165	$67
Indefinite-lived intangible assets consist substantially of trademarks from Altria Group, Inc.'s 2009 acquisition of UST ($9.1 billion) and 2007 acquisition of Middleton ($2.6 billion). Definite-lived intangible assets, which consist primarily of customer relationships and certain cigarette trademarks, are amortized over periods up to 25 years. Pre-tax amortization expense for definite-lived intangible assets during each of the years ended December 31, 2012, 2011 and 2010, was $20 million. Annual amortization expense for each of the next five years is estimated to be approximately $20 million, assuming no additional transactions occur that require the amortization of intangible assets.
There were no changes in goodwill and the gross carrying amount of other intangible assets for the years ended December 31, 2012 and 2011.

Note 4.

Asset Impairment, Exit, Implementation and Integration Costs:
Pre-tax asset impairment, exit, implementation and integration costs for the years ended December 31, 2012, 2011 and 2010 consisted of the following:

	For the Year Ended December 31, 2012
(in millions)	Asset Impairment and Exit Costs	Implementation (Gain) Costs	Total
Smokeable products	$38	$(10)	$28
Smokeless products	22	6	28
General corporate	1	(1)	—
Total	$61	$(5)	$56

	For the Year Ended December 31, 2011
(in millions)	Asset Impairment and Exit Costs	Implementation Costs	Integration Costs	Total
Smokeable products	$182	$1	$—	$183
Smokeless products	32	—	3	35
General corporate	8	—	—	8
Total	$222	$1	$3	$226

	For the Year Ended December 31, 2010
(in millions)	Asset Impairment and Exit Costs	Implementation Costs	Integration Costs	Total
Smokeable products	$24	$75	$2	$101
Smokeless products	6	—	16	22
Wine	—	—	2	2
General corporate	6	—	—	6
Total	$36	$75	$20	$131

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

     The change in the severance liability and details of asset impairment and exit costs for Altria Group, Inc. for the years ended December 31, 2012 and 2011 was as follows:

(in millions)	Severance	Other	Total
Severance liability balance, December 31, 2010	$26	$—	$26
Charges, net	154	68	222
Cash spent	(24)	(20)	(44)
Other	—	(48)	(48)
Severance liability balance, December 31, 2011	156	—	156
Charges, net	(7)	68	61
Cash spent	(112)	(22)	(134)
Other	—	(46)	(46)
Severance liability balance, December 31, 2012	$37	$—	$37
Other charges in the table above primarily include other employee termination benefits, including pension and postretirement, and asset impairments. Charges, net in the table above include the reversal in 2012 of severance costs ($8 million) associated with the 2011 Cost Reduction Program and the reversal in 2011 of lease exit costs ($4 million) associated with the UST integration.
The pre-tax asset impairment, exit, implementation and integration costs for 2012 and 2011 shown above are primarily related to the 2011 Cost Reduction Program discussed below.
▪2011 Cost Reduction Program: In October 2011, Altria Group, Inc. announced the 2011 Cost Reduction Program for its tobacco and service company subsidiaries, reflecting Altria Group, Inc.'s objective to reduce cigarette-related infrastructure ahead of PM USA’s cigarettes volume declines. For this program, Altria Group, Inc. incurred total net pre-tax charges of $271 million as of December 31, 2012. The net pre-tax charges included employee separation costs of $209 million and other net charges of $62 million. These other net charges included lease termination and asset impairments, partially offset by a curtailment gain related to amendments made to an Altria Group, Inc. postretirement benefit plan. Substantially all of these charges will result in cash expenditures. Total pre-tax charges, net, incurred related to this program have been substantially completed.
For the year ended December 31, 2012, total pre-tax asset impairment and exit costs of $52 million were recorded for this program in the smokeable products segment ($29 million), smokeless products segment ($22 million), and general corporate ($1 million). In addition, pre-tax implementation (gain) costs of $(5) million shown in the table above were recorded on Altria Group, Inc.'s consolidated statement of earnings for the year ended December 31, 2012, as follows: a net gain of $14 million, which included a $26 million curtailment gain related to amendments made to an Altria Group, Inc. postretirement benefit plan, was included in marketing, administration and research costs; and other costs of $9 million were included in cost of sales.
For the year ended December 31, 2011, total pre-tax asset impairment and exit costs of $223 million were recorded for this program in the smokeable products segment ($179 million), smokeless products segment ($36 million), and general corporate ($8 million). In addition, pre-tax implementation costs of $1 million, which were recorded in marketing, administration and research costs on Altria Group, Inc.'s consolidated statement of earnings, were recorded in the smokeable products segment.
Cash payments related to this program of $135 million and $9 million were made during the years ended December 31, 2012 and 2011, respectively, for total cash payments of $144 million since inception.
In connection with the 2011 Cost Reduction Program, Altria Group, Inc. reorganized two of its tobacco operating companies and revised its reportable segments (see Note 1. Background and Basis of Presentation and Note 15. Segment Reporting).
▪Other Programs: The pre-tax asset impairment, exit, implementation and integration costs incurred during 2010 shown in the table above related primarily to the previously completed manufacturing optimization program associated with PM USA's closure of its Cabarrus, North Carolina manufacturing facility in 2009, and Altria Group, Inc.'s integration and restructuring program in 2008 associated with the integration of UST.
Pre-tax implementation costs of $75 million were associated with the manufacturing optimization program and were primarily related to accelerated depreciation and were included in cost of sales on the consolidated statement of earnings for the year ended December 31, 2010. Pre-tax integration costs of $20 million related primarily to the integration and restructuring program were included in marketing, administration and research costs on the consolidated statement of earnings for the year ended December 31, 2010.
Note 5.

Inventories:
The cost of approximately 68% and 70% of inventories at December 31, 2012 and 2011, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.6 billion lower than the current cost of inventories at December 31, 2012 and 2011.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 6.

Investment in SABMiller:
At December 31, 2012, Altria Group, Inc. held approximately 26.9% of the economic and voting interest of SABMiller. Altria Group, Inc. accounts for its investment in SABMiller under the equity method of accounting.
Pre-tax earnings from Altria Group, Inc.'s equity investment in SABMiller consisted of the following:

	For the Years Ended December 31,
(in millions)	2012	2011	2010
Equity earnings	$1,181	$703	$578
Gains resulting from issuances
of common stock
by SABMiller	43	27	50
	$1,224	$730	$628
Altria Group, Inc.'s equity earnings for the year ended December 31, 2012 included its share of pre-tax non-cash gains of $342 million resulting from SABMiller's strategic alliance transactions with Anadolu Efes and Castel.
Summary financial data of SABMiller is as follows:

	At December 31,
(in millions)	2012	2011
Current assets	$5,742	$5,967
Long-term assets	$51,733	$46,438
Current liabilities	$8,944	$7,591
Long-term liabilities	$22,000	$22,521
Non-controlling interests	$1,105	$1,013

	For the Years Ended December 31,
(in millions)	2012	2011	2010
Net revenues	$23,449	$20,780	$18,981
Operating profit	$5,243	$3,603	$2,821
Net earnings	$4,362	$2,596	$2,133
The fair value of Altria Group, Inc.'s equity investment in SABMiller is based on unadjusted quoted prices in active markets and is classified in level 1 of the fair value hierarchy. The fair value of Altria Group, Inc.'s equity investment in SABMiller at December 31, 2012 and 2011, was $19.8 billion and $15.2 billion, respectively, as compared with its carrying value of $6.6 billion and $5.5 billion, respectively.

Note 7.

Finance Assets, net:
In 2003, PMCC ceased making new investments and began focusing exclusively on managing its existing portfolio of finance assets in order to maximize gains and generate cash flow from asset sales and related activities. Accordingly, PMCC's operating companies income will fluctuate over time as investments mature or are sold. During 2012, 2011 and 2010, proceeds from asset management activities and recoveries on the sale of bankruptcy claims on, as well as the sale of aircraft under, its leases to American Airlines, Inc. ("American"), which filed for bankruptcy on November 29, 2011, totaled $1,049 million, $490 million and $312 million, respectively. Gains, net included in operating companies income during 2012, 2011 and 2010 totaled $131 million, $107 million and $72 million, respectively.
     At December 31, 2012, finance assets, net, of $2,581 million were comprised of investments in finance leases of $2,680 million, reduced by the allowance for losses of $99 million. At December 31, 2011, finance assets, net, of $3,559 million were comprised of investments in finance leases of $3,786 million, reduced by the allowance for losses of $227 million.
During the second quarter of 2012, Altria Group, Inc. entered into a closing agreement (the "Closing Agreement") with the Internal Revenue Service ("IRS") that conclusively resolved the federal income tax treatment for all prior and future tax years of certain leveraged lease transactions entered into by PMCC. As a result of the Closing Agreement, Altria Group, Inc. recorded a one-time net earnings benefit of $68 million during the second quarter of 2012 due primarily to lower than estimated interest on tax underpayments. During the second quarter of 2011, Altria Group, Inc. recorded a charge of $627 million related to the federal income tax treatment of these transactions (the "2011 PMCC Leveraged Lease Charge"). Approximately 50% of the charge ($315 million) represented a reduction in cumulative lease earnings recorded as of the date of the charge that will be recaptured over the remainder of the terms of the affected leases. The remaining portion of the charge ($312 million) primarily represented a permanent charge for interest on tax underpayments.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

For the years ended December 31, 2012 and 2011, the benefit/charge associated with PMCC's leveraged lease transactions was recorded in Altria Group, Inc.'s consolidated statements of earnings as follows:

(in millions)	For the Year Ended December 31, 2012			For the Year Ended December 31, 2011
	Net Revenues	Benefit for Income Taxes	Total	Net Revenues	(Benefit) Provision for Income Taxes	Total
Reduction to cumulative lease earnings	$7	$(2)	$5	$490	$(175)	$315
Interest on tax underpayments	—	(73)	(73)	—	312	312
Total	$7	$(75)	$(68)	$490	$137	$627
See Note 14. Income Taxes and Note 18. Contingencies for a further discussion of the Closing Agreement and the PMCC leveraged lease benefit/charge.
A summary of the net investments in finance leases at December 31, 2012 and 2011 before allowance for losses was as follows:

	Leveraged Leases		Direct Finance Leases		Total
(in millions)	2012	2011	2012	2011	2012	2011
Rents receivable, net	$2,378	$3,926	$116	$162	$2,494	$4,088
Unguaranteed residual values	1,068	1,306	87	86	1,155	1,392
Unearned income	(968)	(1,692)	(1)	(2)	(969)	(1,694)
Investments in finance leases	2,478	3,540	202	246	2,680	3,786
Deferred income taxes	(1,654)	(2,793)	(89)	(107)	(1,743)	(2,900)
Net investments in finance leases	$824	$747	$113	$139	$937	$886
For leveraged leases, rents receivable, net, represent unpaid rents, net of principal and interest payments on third-party nonrecourse debt. PMCC's rights to rents receivable are subordinate to the third-party nonrecourse debtholders and the leased equipment is pledged as collateral to the debtholders. The repayment of the nonrecourse debt is collateralized by lease payments receivable and the leased property, and is nonrecourse to the general assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt of $3.9 billion and $6.8 billion at December 31, 2012 and 2011, respectively, has been offset against the related rents receivable. There were no leases with contingent rentals in 2012 and 2011.
At December 31, 2012, PMCC's investments in finance leases were principally comprised of the following investment categories: aircraft (33%), rail and surface transport (24%), electric power (24%), real estate (13%) and manufacturing (6%). There were no investments located outside the United States at December 31, 2012. Investments located outside the United States, which were all U.S. dollar-denominated, represented 13% of PMCC's investments in finance leases at December 31, 2011.
Rents receivable in excess of debt service requirements on third-party nonrecourse debt related to leveraged leases and rents receivable from direct finance leases at December 31, 2012 were as follows:

(in millions)	Leveraged Leases	Direct Finance Leases	Total
2013	$92	$45	$137
2014	136	45	181
2015	275	—	275
2016	99	—	99
2017	151	—	151
Thereafter	1,625	26	1,651
Total	$2,378	$116	$2,494
Included in net revenues for the years ended December 31, 2012, 2011 and 2010, were leveraged lease revenues of $149 million, $(314) million, which includes a reduction to cumulative lease earnings of $490 million as a result of the 2011 PMCC Leveraged Lease Charge, and $160 million, respectively, and direct finance lease revenues of $1 million for each of the years ended December 31, 2012, 2011 and 2010. Income tax expense (benefit), excluding interest on tax underpayments, on leveraged lease revenues for the years ended December 31, 2012, 2011 and 2010, was $54 million, $(112) million and $58 million, respectively.
Income from investment tax credits on leveraged leases, and initial direct and executory costs on direct finance leases, were not significant during 2012, 2011 and 2010.
PMCC maintains an allowance for losses, which provides for estimated losses on its investments in finance leases. PMCC's portfolio consists of leveraged and direct finance leases to a diverse base of lessees participating in a wide variety of

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

industries. Losses on such leases are recorded when probable and estimable. PMCC regularly performs a systematic assessment of each individual lease in its portfolio to determine potential credit or collection issues that might indicate impairment. Impairment takes into consideration both the probability of default and the likelihood of recovery if default were to occur. PMCC considers both quantitative and qualitative factors of each investment when performing its assessment of the allowance for losses.
Quantitative factors that indicate potential default are tied most directly to public debt ratings. PMCC monitors all publicly available information on its obligors, including financial statements and credit rating agency reports. Qualitative factors that indicate the likelihood of recovery if default were to occur include, but are not limited to, underlying collateral value, other forms of credit support, and legal/structural considerations impacting each lease. Using all available information, PMCC calculates potential losses for each lease in its portfolio based on its default and recovery assumption for each lease. The aggregate of these potential losses forms a range of potential losses which is used as a guideline to determine the adequacy of PMCC's allowance for losses.
PMCC assesses the adequacy of its allowance for losses relative to the credit risk of its leasing portfolio on an ongoing basis. PMCC believes that, as of December 31, 2012, the allowance for losses of $99 million is adequate. PMCC continues to monitor economic and credit conditions, and the individual situations of its lessees and their respective industries, and may have to increase its allowance for losses if such conditions worsen.
The activity in the allowance for losses on finance assets for the years ended December 31, 2012, 2011 and 2010 was as follows:

(in millions)	2012	2011	2010
Balance at beginning of year	$227	$202	$266
(Decrease) increase to allowance	(10)	25	—
Amounts written-off	(118)	—	(64)
Balance at end of year	$99	$227	$202
PMCC had 28 aircraft on lease to American on November 29, 2011 when American filed for bankruptcy. As of the date of the bankruptcy filing, PMCC stopped recording income on its $140 million investment in finance leases from American. After assessing its allowance for losses, including the impact of the American bankruptcy filing, PMCC increased its allowance for losses by $60 million during the fourth quarter of 2011. During 2012, various developments in the bankruptcy of American, including the rejection and foreclosure of certain leases, the purchase by American of certain aircraft and the restructuring of leases at reduced rent levels, resulted in a $118 million aggregate write-off of the related investment in finance lease balance against PMCC's allowance for losses. In addition, as a result of these developments, deferred taxes of $22 million were accelerated and PMCC recorded $34 million of pre-tax income primarily related to recoveries from the sale of bankruptcy claims on, as well as the sale of aircraft under, its leases to American. At

December 31, 2012, PMCC's remaining investment in finance leases from American was $6 million.
During 2012, PMCC determined that its allowance for losses exceeded the amount required based on management's assessment of the credit quality and size of PMCC's leasing portfolio. As a result, PMCC reduced its allowance for losses by $10 million, which was recorded as income in 2012.
The net increase to PMCC's allowance for losses of $25 million in 2011 was comprised of the $60 million increase to the allowance for losses related to American, as discussed above, partially offset by a $35 million reduction to the allowance for losses recorded during the third quarter of 2011 when PMCC determined that its allowance for losses exceeded the amount required based on management's assessment of the credit quality of the leasing portfolio at that time, including reductions in exposure to below investment grade lessees.
PMCC leased various types of automotive manufacturing equipment to General Motors Corporation ("GM"), which filed for bankruptcy on June 1, 2009. In 2010, as part of the GM bankruptcy reorganization, General Motors LLC ("New GM"), which is the successor of GM's North American automobile business, was involved in various actions with PMCC relating to the bankruptcy of GM, including a rebate of a portion of its future rents, which resulted in a $64 million write-off of the related investment in finance lease balance against PMCC's allowance for losses, as well as the acceleration of deferred taxes of $34 million in 2010. At December 31, 2012 and 2011, PMCC's investment in finance leases from New GM was $93 million and $101 million, respectively.
All PMCC lessees, including American under its restructured leases and GM, were current on their lease payment obligations as of December 31, 2012.
The credit quality of PMCC's investments in finance leases as assigned by Standard & Poor's Rating Services ("Standard & Poor's") and Moody’s Investor Service, Inc. ("Moody's") at December 31, 2012 and 2011 was as follows:

(in millions)	2012	2011
Credit Rating by Standard & Poor’s/Moody’s:
“AAA/Aaa” to “A-/A3”	$961	$1,570
“BBB+/Baa1” to “BBB-/Baa3”	938	1,080
“BB+/Ba1” and Lower	781	1,136
Total	$2,680	$3,786
Note 8.

Short-Term Borrowings and Borrowing Arrangements:
At December 31, 2012 and December 31, 2011, Altria Group, Inc. had no short-term borrowings. The credit line available to Altria Group, Inc. at December 31, 2012 under the Credit Agreement (as defined below) was $3.0 billion.
At December 31, 2012, Altria Group, Inc. had in place a senior unsecured 5-year revolving credit agreement (the "Credit

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Agreement"). The Credit Agreement provides for borrowings up to an aggregate principal amount of $3.0 billion and expires on June 30, 2016. Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of Altria Group, Inc.'s long-term senior unsecured debt. Interest rates on borrowings under the Credit Agreement are expected to be based on the London Interbank Offered Rate ("LIBOR") plus a percentage equal to Altria Group, Inc.'s credit default swap spread subject to certain minimum rates and maximum rates based on the higher of the rating of Altria Group, Inc.'s long-term senior unsecured debt from Standard & Poor's and Moody's. The applicable minimum and maximum rates based on Altria Group, Inc.'s long-term senior unsecured debt ratings at December 31, 2012 for borrowings under the Credit Agreement are 0.75% and 1.75%, respectively. The Credit Agreement does not include any other rating triggers, nor does it contain any provisions that could require the posting of collateral.
The Credit Agreement is used for general corporate purposes and to support Altria Group, Inc.'s commercial paper issuances. The Credit Agreement requires that Altria Group, Inc. maintain (i) a ratio of debt to consolidated EBITDA of not more than 3.0 to 1.0 and (ii) a ratio of consolidated EBITDA to consolidated interest expense of not less than 4.0 to 1.0, each calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2012, the ratios of debt to consolidated EBITDA and consolidated EBITDA to consolidated interest expense, calculated in accordance with the Credit Agreement, were 1.8 to 1.0 and 7.0 to 1.0, respectively. Altria Group, Inc. expects to continue to meet its covenants associated with the Credit Agreement. The terms "consolidated EBITDA," "debt" and "consolidated interest expense," as defined in the Credit Agreement, include certain adjustments.
Any commercial paper issued by Altria Group, Inc. and borrowings under the Credit Agreement are guaranteed by PM USA (see Note 19. Condensed Consolidating Financial Information).
Note 9.

Long-Term Debt:
At December 31, 2012 and 2011, Altria Group, Inc.'s long-term debt, all of which was consumer products debt, consisted of the following:

(in millions)	2012	2011
Notes, 2.85% to 10.20%, interest payable semi-annually (average coupon interest rate 7.2%), due through 2042	$13,836	$13,647
Debenture, 7.75% due 2027, interest payable semi-annually	42	42
	13,878	13,689
Less current portion of long-term debt	1,459	600
	$12,419	$13,089

Aggregate maturities of long-term debt are as follows:

(in millions)	Altria Group, Inc.	UST	Total Long-Term Debt
2013	$1,459	$—	$1,459
2014	525	—	525
2015	1,000	—	1,000
2018	1,949	300	2,249
2019	1,351	—	1,351
Thereafter	7,342	—	7,342
Altria Group, Inc.'s estimate of the fair value of its debt is based on observable market information derived from a third party pricing source and is classified in level 2 of the fair value hierarchy. The aggregate fair value of Altria Group, Inc.'s total long-term debt at December 31, 2012 and 2011, was $17.6 billion and $17.7 billion, respectively, as compared with its carrying value of $13.9 billion and $13.7 billion, respectively.
▪ Altria Group, Inc. Senior Notes: On August 9, 2012, Altria Group, Inc. issued $1.9 billion aggregate principal amount of 2.85% senior unsecured long-term notes due 2022 and $0.9 billion aggregate principal amount of 4.25% senior unsecured long-term notes due 2042. Interest on these notes is payable semi-annually. The net proceeds from the issuances of these senior unsecured notes were added to Altria Group, Inc.'s general funds and were used to repurchase certain of its senior unsecured notes in connection with the tender offer described below and other general corporate purposes.
The notes of Altria Group, Inc. are senior unsecured obligations and rank equally in right of payment with all of Altria Group, Inc.'s existing and future senior unsecured indebtedness. With respect to substantially all of Altria Group, Inc.'s senior unsecured long-term notes, upon the occurrence of both (i) a change of control of Altria Group, Inc. and (ii) the notes ceasing to be rated investment grade by each of Moody's, Standard & Poor's and Fitch Ratings Ltd. within a specified time period, Altria Group, Inc. will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
With respect to $8,225 million aggregate principal amount of Altria Group, Inc.'s senior unsecured long-term notes issued in 2008 and 2009, the interest rate payable on each series of notes is subject to adjustment from time to time if the rating assigned to the notes of such series by Moody's or Standard & Poor's is downgraded (or subsequently upgraded) as and to the extent set forth in the terms of the notes.
The obligations of Altria Group, Inc. under the notes are guaranteed by PM USA (see Note 19. Condensed Consolidating Financial Information).

▪
Tender Offer for Altria Group, Inc. Senior Notes: During the third quarter of 2012, Altria Group, Inc. completed a tender offer to purchase for cash $2.0 billion aggregate principal amount of certain of its senior unsecured notes. Altria Group, Inc. repurchased $1,151 million aggregate

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

principal amount of its 9.70% notes due 2018, and $849 million aggregate principal amount of its 9.25% notes due 2019. As a result of the tender offer, during the third quarter of 2012, Altria Group, Inc. recorded a pre-tax loss on early extinguishment of debt of $874 million, which included debt tender premiums and fees of $864 million and the write-off of related unamortized debt discounts and debt issuance costs of $10 million.
▪UST Senior Notes: During the third quarter of 2012, senior unsecured notes issued by UST in the aggregate principal amount of $600 million matured and were repaid in full.

Note 10.

Capital Stock:
Shares of authorized common stock are 12 billion; issued, repurchased and outstanding shares were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2009	2,805,961,317	(729,932,673)	2,076,028,644
Exercise of stock options and issuance of other stock-based awards	—	12,711,022	12,711,022
Balances, December 31, 2010	2,805,961,317	(717,221,651)	2,088,739,666
Exercise of stock options and issuance of other stock-based awards	—	5,004,502	5,004,502
Repurchases of common stock	—	(49,324,883)	(49,324,883)
Balances, December 31, 2011	2,805,961,317	(761,542,032)	2,044,419,285
Exercise of stock options and issuance of other stock-based awards	—	181,011	181,011
Repurchases of common stock	—	(34,860,000)	(34,860,000)
Balances, December 31, 2012	2,805,961,317	(796,221,021)	2,009,740,296
At December 31, 2012, 47,221,911 shares of common stock were reserved for stock-based awards under Altria Group, Inc.'s stock plans, and 10 million shares of Serial Preferred Stock, $1.00 par value, were authorized. No shares of Serial Preferred Stock have been issued.

Note 11.

Stock Plans:
Under the Altria Group, Inc. 2010 Performance Incentive Plan (the "2010 Plan"), Altria Group, Inc. may grant to eligible employees stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 50 million shares of common stock may be issued under the 2010 Plan. In addition, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc. under the Stock Compensation Plan for Non-Employee Directors (the "Directors Plan"). Shares available to be granted under the 2010 Plan and the Directors Plan at December 31, 2012, were 46,574,327 and 592,681, respectively.
▪Restricted and Deferred Stock: Altria Group, Inc. may grant shares of restricted stock and deferred stock to eligible employees. These shares include nonforfeitable rights to dividends or dividend equivalents during the vesting period, but may not be sold, assigned, pledged or otherwise encumbered. Such shares are subject to forfeiture if certain employment conditions are not met. Restricted and deferred stock generally vests on the third anniversary of the grant date.
The fair value of the shares of restricted stock and deferred stock at the date of grant is amortized to expense ratably over the restriction period, which is generally three years. Altria Group, Inc. recorded pre-tax compensation expense related to restricted stock and deferred stock granted to employees for the years ended December 31, 2012, 2011 and 2010 of $46 million, $47 million and $44 million, respectively. The deferred tax benefit recorded related to this compensation expense was $18 million, $18 million and $16 million for the years ended December 31, 2012, 2011 and 2010, respectively. The unamortized compensation expense related to Altria Group, Inc. restricted stock and deferred stock was $63 million at December 31, 2012 and is expected to be recognized over a weighted-average period of approximately two years.
Altria Group, Inc.'s restricted stock and deferred stock activity was as follows for the year ended December 31, 2012:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2011	8,410,416	$20.17
Granted	1,841,740	28.77
Vested	(2,747,426)	16.97
Forfeited	(922,747)	22.73
Balance at December 31, 2012	6,581,983	23.55
     The weighted-average grant date fair value of Altria Group, Inc. restricted stock and deferred stock granted during the years ended December 31, 2012, 2011 and 2010 was $53 million, $54 million and $53 million, respectively, or $28.77, $24.34 and

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

$19.90 per restricted or deferred share, respectively. The total fair value of Altria Group, Inc. restricted stock and deferred stock vested during the years ended December 31, 2012, 2011 and 2010 was $81 million, $56 million and $33 million, respectively.
▪Stock Options: Altria Group, Inc. has not granted stock options to employees since 2002.
Altria Group, Inc. stock option activity was as follows for the year ended December 31, 2012:

	Shares Subject to Options	Weighted- Average Exercise Price
Balance at December 31, 2011	4,590	$12.48
Options exercised	(4,590)	12.48
Balance at December 31, 2012	—	—
The total intrinsic value of options exercised during the year ended December 31, 2012 was insignificant. The total intrinsic value of options exercised during the years ended December 31, 2011 and 2010 was $37 million and $110 million, respectively.

Note 12.

Earnings per Share:
Basic and diluted earnings per share ("EPS") were calculated using the following:

	For the Years Ended December 31,
(in millions)	2012	2011	2010
Net earnings attributable to Altria Group, Inc.	$4,180	$3,390	$3,905
Less: Distributed and undistributed earnings attributable to unvested restricted and deferred shares	(13)	(13)	(15)
Earnings for basic and diluted EPS	$4,167	$3,377	$3,890
Weighted-average shares for basic EPS	2,024	2,064	2,077
Add: Incremental shares from stock options	—	—	2
Weighted-average shares for diluted EPS	2,024	2,064	2,079
Since February 29, 2012, there have been no stock options outstanding. For the 2012, 2011 and 2010 computations, there were no antidilutive stock options.

Note 13.

Accumulated Other Comprehensive Losses:
The following table sets forth the changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria Group, Inc.:

(in millions)	Currency Translation Adjustments	Benefit Plans	SABMiller	Accumulated Other Comprehensive Losses
Balances, December 31, 2009	$3	$(1,846)	$282	$(1,561)
Period change, before deferred income taxes	1	58	63	122
Deferred income taxes	—	(23)	(22)	(45)
Balances, December 31, 2010	4	(1,811)	323	(1,484)
Period change, before deferred income taxes	(2)	(415)	(231)	(648)
Deferred income taxes	—	164	81	245
Balances, December 31, 2011	2	(2,062)	173	(1,887)
Period change, before deferred income taxes	—	(574)	306	(268)
Deferred income taxes	—	222	(107)	115
Balances, December 31, 2012	$2	$(2,414)	$372	$(2,040)

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 14.

Income Taxes:
Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2012, 2011 and 2010:

(in millions)	2012	2011	2010
Earnings before income taxes:
United States	$6,461	$5,568	$5,709
Outside United States	16	14	14
Total	$6,477	$5,582	$5,723
Provision for income taxes:
Current:
Federal	$2,870	$2,353	$1,430
State and local	348	275	258
Outside United States	5	4	4
	3,223	2,632	1,692
Deferred:
Federal	(920)	(458)	120
State and local	(9)	15	4
	(929)	(443)	124
Total provision for income taxes	$2,294	$2,189	$1,816
Altria Group, Inc.'s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal statute of limitations remains open for the year 2007 and forward, with years 2007 to 2009 currently under examination by the IRS as part of a routine audit conducted in the ordinary course of business. State jurisdictions have statutes of limitations generally ranging from three to four years. Certain of Altria Group, Inc.'s state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.
A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2012, 2011 and 2010 was as follows:

(in millions)	2012	2011	2010
Balance at beginning of year	$381	$399	$601
Additions based on tax positions
related to the current year	15	22	21
Additions for tax positions of
prior years	170	71	30
Reductions for tax positions due to
lapse of statutes of limitations	(16)	(39)	(58)
Reductions for tax positions of
prior years	(102)	(67)	(164)
Settlements	(186)	(5)	(31)
Balance at end of year	$262	$381	$399

     Unrecognized tax benefits and Altria Group, Inc.'s consolidated liability for tax contingencies at December 31, 2012 and 2011, were as follows:

(in millions)	2012	2011
Unrecognized tax benefits — Altria Group, Inc.	$156	$191
Unrecognized tax benefits — Mondelēz	9	112
Unrecognized tax benefits — PMI	97	78
Unrecognized tax benefits	262	381
Accrued interest and penalties	66	618
Tax credits and other indirect benefits	(20)	(211)
Liability for tax contingencies	$308	$788
The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2012 was $242 million, along with $20 million affecting deferred taxes. However, the impact on net earnings at December 31, 2012 would be $136 million, as a result of receivables from Altria Group, Inc.'s former subsidiaries Kraft Foods Inc. (now known as Mondelēz International, Inc. ("Mondelēz")) and Philip Morris International Inc. ("PMI") of $9 million and $97 million, respectively, discussed below. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2011 was $350 million, along with $31 million affecting deferred taxes. However, the impact on net earnings at December 31, 2011 would be $160 million, as a result of receivables from Mondelēz and PMI of $112 million and $78 million, respectively, discussed below.
Under tax sharing agreements entered into in connection with the 2007 and 2008 spin-offs of Kraft Foods Inc. (now known as Mondelēz) and PMI, respectively, Mondelēz and PMI are responsible for their respective pre-spin-off tax obligations. Altria Group, Inc., however, remains severally liable for Mondelēz's and PMI's pre-spin-off federal tax obligations pursuant to regulations governing federal consolidated income tax returns. As a result, Altria Group, Inc. continues to include the pre-spin-off federal income tax reserves of Mondelēz and PMI of $9 million and $97 million, respectively, in its liability for uncertain tax positions, and also includes corresponding receivables from Mondelēz and PMI of $9 million and $97 million, respectively, in its assets.
During 2012, Altria Group, Inc. recorded an additional income tax provision of $52 million for Mondelēz and PMI tax matters, primarily as a result of the closure in August 2012 of the IRS audit of Altria Group, Inc. and its consolidated subsidiaries' (including Mondelēz and PMI) 2004-2006 tax years ("IRS 2004-2006 Audit"). In addition, as a result of the Closing Agreement with the IRS that conclusively resolved the federal income tax treatment for all prior and future tax years of certain leveraged lease transactions entered into by PMCC, Altria Group, Inc. paid, in June 2012, $456 million in federal income taxes and related estimated interest on tax underpayments. In addition, Altria Group, Inc. expects to pay approximately $50 million in state taxes and related estimated interest, of which $28 million was paid in 2012, with the balance expected to be paid in 2013. The tax component of these payments represents an acceleration

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

of federal and state income taxes that Altria Group, Inc. would have otherwise paid over the lease terms of these transactions. See Note 7. Finance Assets, net and Note 18. Contingencies for further discussion of the Closing Agreement and the PMCC leveraged lease benefit/charge.
During 2011, the IRS, Mondelēz and Altria Group, Inc. executed a closing agreement that resolved certain Mondelēz tax matters arising out of the IRS's examination of Altria Group, Inc.'s consolidated federal income tax returns for the years ended 2004-2006. As a result of this closing agreement and the resolution of various other Mondelēz tax matters, during 2011, Altria Group, Inc. recorded an additional income tax provision and associated interest of $14 million.
Altria Group, Inc. and the IRS executed a closing agreement during the second quarter of 2010 in connection with the IRS’s examination of Altria Group, Inc.'s consolidated federal income tax returns for the years 2000-2003, which resolved various tax matters for Altria Group, Inc. and its subsidiaries, including its former subsidiaries, Mondelēz and PMI. As a result of this closing agreement, Altria Group, Inc. paid the IRS approximately $945 million of tax and associated interest during the third quarter of 2010 with respect to certain PMCC leveraged lease transactions referred to by the IRS as lease-in/lease-out ("LILO") and sale-in/lease-out ("SILO") transactions, entered into during the 1996-2003 years. See Note 18. Contingencies for further discussion of IRS challenges to PMCC leases. In addition, as a result of this closing agreement, in the second quarter of 2010, Altria Group, Inc. recorded (i) a $47 million income tax benefit primarily attributable to the reversal of tax reserves and associated interest related to Altria Group, Inc. and its current subsidiaries; and (ii) an income tax benefit of $169 million attributable to the reversal of federal income tax reserves and associated interest related to the resolution of certain Mondelēz and PMI tax matters.
The additional income tax provisions of $52 million and $14 million for the years ended December 31, 2012 and 2011, respectively, were offset by increases to the corresponding receivables from Mondelēz and PMI, which were recorded as increases to operating income on Altria Group, Inc.'s consolidated statements of earnings for the years ended December 31, 2012 and 2011, respectively. The income tax benefit of $169 million for the year ended December 31, 2010 was offset by a reduction to the corresponding receivables from Mondelēz and PMI, which was recorded as a reduction to operating income on Altria Group, Inc.'s consolidated statement of earnings for the year ended December 31, 2010. For the years ended December 31, 2012, 2011 and 2010, there was no impact on Altria Group, Inc.'s net earnings associated with the Mondelēz and PMI tax matters discussed above.
Altria Group, Inc. recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. At December 31, 2012, Altria Group, Inc. had $66 million of accrued interest and penalties, of which approximately $2 million and $18 million related to Mondelēz and PMI, respectively, for which Mondelēz and PMI are responsible under their respective tax sharing agreements. At December 31, 2011,

Altria Group, Inc. had $618 million of accrued interest and penalties, of which approximately $39 million and $21 million related to Mondelēz and PMI, respectively. The corresponding receivables from Mondelēz and PMI are included in assets on Altria Group, Inc.'s consolidated balance sheets at December 31, 2012 and 2011.
For the years ended December 31, 2012, 2011 and 2010, Altria Group, Inc. recognized in its consolidated statements of earnings $(88) million, $496 million and $(69) million, respectively, of gross interest (income) expense associated with uncertain tax positions, which in 2011 primarily relates to the 2011 PMCC Leveraged Lease Charge.
Altria Group, Inc. is subject to income taxation in many jurisdictions. Uncertain tax positions reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, since such timing is not entirely within the control of Altria Group, Inc. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $90 million, the majority of which would relate to the unrecognized tax benefits of Mondelēz and PMI, for which Altria Group, Inc. is indemnified by Mondelēz and PMI under their respective tax sharing agreements.
The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2012, 2011 and 2010:

	2012	2011	2010
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net
of federal tax benefit	3.5	3.8	3.7
Uncertain tax positions	(0.7)	5.5	(2.3)
SABMiller dividend benefit	(0.1)	(2.0)	(2.3)
Domestic manufacturing deduction	(2.0)	(2.4)	(2.4)
Other	(0.3)	(0.7)	—
Effective tax rate	35.4%	39.2%	31.7%
The tax provision in 2012 includes a (i) $73 million interest benefit resulting primarily from lower than estimated interest on tax underpayments related to the Closing Agreement with the IRS; (ii) the reversal of tax reserves and associated interest of $53 million due primarily to the closure of the IRS 2004-2006 Audit; and (iii) an additional tax provision of $52 million related to the resolution of various Mondelēz and PMI tax matters. These amounts are primarily reflected in uncertain tax positions shown in the table above. The 2012 reductions in SABMiller dividend benefit and domestic manufacturing deduction shown in the table above includes a reduction in consolidated tax benefits resulting from the 2012 debt tender offer. See Note 9. Long-Term Debt for further discussion of the 2012 debt tender offer. The tax provision in 2011 includes a $312 million charge that primarily

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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represents a permanent charge for interest, net of income tax benefit, on tax underpayments, associated with the 2011 PMCC Leveraged Lease Charge, which was recorded during the second quarter of 2011 and is reflected in uncertain tax positions above. The tax provision in 2011 also includes tax benefits of $77 million primarily attributable to the reversal of tax reserves and associated interest related to the expiration of statutes of limitations, closure of tax audits and the reversal of tax accruals no longer required. The tax provision in 2010 includes tax benefits of $216 million from the reversal of tax reserves and associated interest resulting from the execution of the 2010 closing agreement with the IRS discussed above. The tax provision in 2010 also includes tax benefits of $64 million from the reversal of tax reserves and associated interest following the resolution of several state audits and the expiration of statutes of limitations.
The tax effects of temporary differences that gave rise to consumer products deferred income tax assets and liabilities consisted of the following at December 31, 2012 and 2011:

(in millions)	2012	2011
Deferred income tax assets:
Accrued postretirement and
postemployment benefits	$1,101	$1,087
Settlement charges	1,419	1,382
Accrued pension costs	549	458
Net operating losses and tax credit
carryforwards	208	96
Total deferred income tax assets	3,277	3,023
Deferred income tax liabilities:
Property, plant and equipment	(475)	(511)
Intangible assets	(3,787)	(3,721)
Investment in SABMiller	(2,198)	(1,803)
Other	(166)	(251)
Total deferred income tax liabilities	(6,626)	(6,286)
Valuation allowances	(184)	(82)
Net deferred income tax liabilities	$(3,533)	$(3,345)
Financial services deferred income tax liabilities of $1,699 million and $2,811 million at December 31, 2012 and 2011, respectively, are not included in the table above. These amounts, which are primarily attributable to temporary differences relating to net investments in finance leases, are included in total financial services liabilities on Altria Group, Inc.'s consolidated balance sheets at December 31, 2012 and 2011.
At December 31, 2012, Altria Group, Inc. had estimated state tax net operating losses of $706 million that, if unutilized, will expire in 2013 through 2032, state tax credit carryforwards of $74 million that, if unutilized, will expire in 2014 through 2017, and foreign tax credit carryforwards of $132 million that, if unutilized, will expire in 2020 through 2022. A valuation allowance is recorded against certain state net operating losses and tax credit carryforwards due to uncertainty regarding their utilization.

Note 15.

Segment Reporting:
The products of Altria Group, Inc.'s consumer products subsidiaries include smokeable products comprised of cigarettes manufactured and sold by PM USA, and machine-made large cigars and pipe tobacco manufactured and sold by Middleton; smokeless products manufactured and sold by or on behalf of USSTC and PM USA; and wine produced and/or distributed by Ste. Michelle. Another subsidiary of Altria Group, Inc., PMCC, maintains a portfolio of leveraged and direct finance leases. The products and services of these subsidiaries constitute Altria Group, Inc.'s 2012 reportable segments of smokeable products, smokeless products, wine and financial services.
As discussed in Note 1. Background and Basis of Presentation, beginning with the first quarter of 2012, Altria Group, Inc. revised its reportable segments. Prior-period segment data have been recast to conform with the current-period segment presentation.
Altria Group, Inc.'s chief operating decision maker reviews operating companies income to evaluate the performance of and allocate resources to the segments. Operating companies income for the segments excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net (consumer products), and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by Altria Group, Inc.'s chief operating decision maker. Information about total assets by segment is not disclosed because such information is not reported to or used by Altria Group, Inc.'s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 3. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2012	2011	2010
Net revenues:
Smokeable products	$22,216	$21,970	$22,191
Smokeless products	1,691	1,627	1,552
Wine	561	516	459
Financial services	150	(313)	161
Net revenues	$24,618	$23,800	$24,363
Earnings before income taxes:
Operating companies income (loss):
Smokeable products	$6,239	$5,737	$5,618
Smokeless products	931	859	803
Wine	104	91	61
Financial services	176	(349)	157
Amortization of intangibles	(20)	(20)	(20)
General corporate expenses	(228)	(256)	(216)
Changes to Mondelēz and
PMI tax-related receivables	52	14	(169)
Corporate asset impairment
and exit costs	(1)	(8)	(6)
Operating income	7,253	6,068	6,228
Interest and other debt
expense, net	(1,126)	(1,216)	(1,133)
Loss on early
extinguishment of debt	(874)	—	—
Earnings from equity
investment in SABMiller	1,224	730	628
Earnings before income taxes	$6,477	$5,582	$5,723
The smokeable products segment included net revenues of $21,615 million, $21,403 million and $21,631 million for the years ended December 31, 2012, 2011 and 2010, respectively, related to cigarettes and net revenues of $601 million, $567 million and $560 million for the years ended December 31, 2012, 2011 and 2010, respectively, related to cigars.
PM USA, USSTC and Middleton's largest customer, McLane Company, Inc., accounted for approximately 27% of Altria Group, Inc.'s consolidated net revenues for each of the years ended December 31, 2012, 2011 and 2010. These net revenues were reported in the smokeable products and smokeless products segments. Sales to three distributors accounted for approximately 66%, 66% and 65% of net revenues for the wine segment for the years ended December 31, 2012, 2011 and 2010, respectively.
Items affecting the comparability of net revenues and/or operating companies income (loss) for the segments were as follows:
▪PMCC Leveraged Lease Benefit/Charge: During 2012, Altria Group, Inc. entered into the Closing Agreement with the IRS, which included a pre-tax charge of $7 million that was recorded as a decrease to PMCC's net revenues and operating companies income. During 2011, Altria Group, Inc. recorded the 2011 PMCC Leveraged Lease Charge, which included a pre-tax charge of $490 million that was recorded as a decrease to PMCC's net revenues and operating companies income. See Note 7. Finance Assets, net, Note 14. Income Taxes and Note 18. Contingencies for further discussion of this matter.
▪PMCC Recoveries and Allowance for Losses: During 2012, PMCC recorded pre-tax income of $34 million primarily related to recoveries from the sale of bankruptcy claims on, as well as the sale of aircraft under, its leases to American. In addition, during 2012, PMCC decreased its allowance for losses by $10 million, which was recorded as an increase to operating companies income. During 2011, PMCC increased its allowance for losses by $25 million, which was recorded as a decrease to operating companies income. See Note 7. Finance Assets, net.
▪Tobacco and Health Judgments: During 2012, 2011 and 2010, pre-tax charges, excluding accrued interest of $1 million, $64 million and $5 million, respectively, related to certain tobacco and health judgments, were recorded in operating companies income as follows:

	For the Years Ended December 31,
(in millions)	2012	2011	2010
Smokeable products	$4	$98	$11
Smokeless products	—	—	5
Total	$4	$98	$16
The pre-tax charges in 2011 related to the Williams, Bullock and Scott cases. The pre-tax charges in 2010 included a settlement of $5 million. See Note 18. Contingencies for further discussion.
▪Asset Impairment, Exit, Implementation and Integration costs: See Note 4. Asset Impairment, Exit, Implementation and Integration Costs for a breakdown of these costs by segment.

	For the Years Ended December 31,
(in millions)	2012	2011	2010
Depreciation expense:
Smokeable products	$125	$145	$167
Smokeless products	26	31	32
Wine	27	25	23
Corporate	27	32	34
Total depreciation expense	$205	$233	$256
Capital expenditures:
Smokeable products	$48	$46	$70
Smokeless products	36	24	19
Wine	30	25	22
Corporate	10	10	57
Total capital expenditures	$124	$105	$168
Effective with the first quarter of 2013, Altria Group, Inc.'s reportable segments will be smokeable products, smokeless products and wine. In connection with this revision, results of the financial services business and the alternative products business will be combined in an All Other category. Altria Group, Inc. is making these changes due to the continued reduction of the lease portfolio of PMCC and the relative financial contribution of Altria Group, Inc's alternative products business to its consolidated

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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results. Altria Group, Inc. will begin reporting the All Other category and presenting comparable results for prior periods with its 2013 first-quarter results.
Note 16.

Benefit Plans:
Subsidiaries of Altria Group, Inc. sponsor noncontributory defined benefit pension plans covering the majority of all employees of Altria Group, Inc. However, employees hired on or after a date specific to their employee group are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. This transition for new hires occurred from October 1, 2006 to January 1, 2008. In addition, effective January 1, 2010, certain employees of UST and Middleton who were participants in noncontributory defined benefit pension plans ceased to earn additional benefit service under those plans and became eligible to participate in a defined contribution plan with enhanced benefits. Altria Group, Inc. and its subsidiaries also provide health care and other benefits to the majority of retired employees.
The plan assets and benefit obligations of Altria Group, Inc.'s pension plans and the benefit obligations of Altria Group, Inc.'s postretirement plans are measured at December 31 of each year.
Pension Plans
▪Obligations and Funded Status: The projected benefit obligations, plan assets and funded status of Altria Group, Inc.'s pension plans at December 31, 2012 and 2011, were as follows:

(in millions)	2012	2011
Projected benefit obligation at beginning of year	$6,965	$6,439
Service cost	79	74
Interest cost	344	351
Benefits paid	(420)	(371)
Actuarial losses	956	460
Termination and curtailment	—	17
Other	—	(5)
Projected benefit obligation at end of year	7,924	6,965
Fair value of plan assets at beginning of year	5,275	5,218
Actual return on plan assets	755	188
Employer contributions	557	240
Benefits paid	(420)	(371)
Fair value of plan assets at end of year	6,167	5,275
Net pension liability recognized at December 31	$(1,757)	$(1,690)
The net pension liability recognized in Altria Group, Inc.'s consolidated balance sheets at December 31, 2012 and 2011, was as follows:

(in millions)	2012	2011
Other accrued liabilities	$(22)	$(28)
Accrued pension costs	(1,735)	(1,662)
	$(1,757)	$(1,690)
The accumulated benefit obligation, which represents benefits earned to date, for the pension plans was $7.5 billion and $6.6 billion at December 31, 2012 and 2011, respectively.
At December 31, 2012 and 2011, the accumulated benefit obligations were in excess of plan assets for all pension plans.
The following assumptions were used to determine Altria Group, Inc.'s benefit obligations under the plans at December 31:

	2012	2011
Discount rate	4.0%	5.0%
Rate of compensation increase	4.0	4.0
The discount rates for Altria Group, Inc.'s plans were developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the benefit obligations.

▪Components of Net Periodic Benefit Cost: Net periodic pension cost consisted of the following for the years ended December 31, 2012, 2011 and 2010:

(in millions)	2012	2011	2010
Service cost	$79	$74	$80
Interest cost	344	351	356
Expected return on plan assets	(442)	(422)	(421)
Amortization:
Net loss	224	171	126
Prior service cost	10	14	13
Termination, settlement and curtailment	21	41	—
Net periodic pension cost	$236	$229	$154
During 2012 and 2011, termination, settlement and curtailment shown in the table above include charges related to Altria Group, Inc.'s 2011 Cost Reduction Program. For more information on Altria Group, Inc.'s 2011 Cost Reduction Program, see Note 4. Asset Impairment, Exit, Implementation and Integration Costs.
The amounts included in termination, settlement and curtailment in the table above for the years ended December 31, 2012 and 2011 were comprised of the following changes:

(in millions)	2012	2011
Benefit obligation	$—	$39
Other comprehensive earnings/losses:
Net losses	21	—
Prior service cost	—	2
	$21	$41
For the pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive losses into net periodic

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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benefit cost during 2013 are $276 million and $10 million, respectively.
The following weighted-average assumptions were used to determine Altria Group, Inc.'s net pension cost for the years ended December 31:

	2012	2011	2010
Discount rate	5.0%	5.5%	5.9%
Expected rate of return on plan assets	8.0	8.0	8.0
Rate of compensation increase	4.0	4.0	4.5
Altria Group, Inc. sponsors deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of earnings, as defined by the plans. Amounts charged to expense for these defined contribution plans totaled $81 million, $106 million and $108 million in 2012, 2011 and 2010, respectively.
▪Plan Assets: Altria Group, Inc.'s pension plans investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Altria Group, Inc. believes that it implements the investment strategy in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities that reflects the impact of the demographic mix of plan participants on the benefit obligation using a target asset allocation between equity securities and fixed income investments of 55%/45%. Accordingly, the composition of Altria Group, Inc.'s plan assets at December 31, 2012 was broadly characterized as an allocation between equity securities (54%), corporate bonds (23%), U.S. Treasury and Foreign Government securities (17%) and all other types of investments (6%). Virtually all pension assets can be used to make monthly benefit payments.
Altria Group, Inc.'s pension plans investment objective is accomplished by investing in U.S. and international equity index strategies that are intended to mirror indices such as the Standard & Poor's 500 Index, Russell Small Cap Completeness Index, Research Affiliates Fundamental Index ("RAFI") Low Volatility US Index, and Morgan Stanley Capital International ("MSCI") Europe, Australasia, and the Far East ("EAFE") Index. Altria Group, Inc.'s pension plans also invest in actively managed international equity securities of large, mid and small cap companies located in developed and emerging markets, as well as long duration fixed income securities that primarily include investment grade corporate bonds of companies from diversified industries, U.S. Treasuries and Treasury Inflation Protected Securities. The allocation to below investment grade securities represented 14% of the fixed income holdings or 6% of total plan assets at December 31, 2012. The allocation to emerging markets represented 5% of the equity holdings or 3% of total plan assets at December 31, 2012. The allocation to real estate and private equity investments was immaterial at December 31, 2012.
Altria Group, Inc.'s pension plans risk management practices include ongoing monitoring of asset allocation, investment performance and investment managers' compliance with their investment guidelines, periodic rebalancing between equity and debt asset classes and annual actuarial re-measurement of plan liabilities.
Altria Group, Inc.'s expected rate of return on pension plan assets is determined by the plan assets' historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the overall long-term averages exhibited by returns on equity and fixed income securities.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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The fair values of Altria Group, Inc.'s pension plan assets by asset category were as follows:
Investments at Fair Value as of December 31, 2012

(in millions)	Level 1	Level 2	Level 3	Total
Common/collective trusts:
U.S. large cap	$—	$1,566	$—	$1,566
U.S. small cap	—	499	—	499
International developed markets	—	179	—	179
Long duration fixed income	—	494	—	494
U.S. and foreign government securities or their agencies:
U.S. government and agencies	—	625	—	625
U.S. municipal bonds	—	71	—	71
Foreign government and agencies	—	311	—	311
Corporate debt instruments:
Above investment grade	—	714	—	714
Below investment grade and no rating	—	391	—	391
Common stock:
International equities	759	—	—	759
U.S. equities	300	—	—	300
Registered investment companies	128	50	—	178
U.S. and foreign cash and cash equivalents	16	4	—	20
Asset backed securities	—	35	—	35
Other, net	9	2	14	25
Total investments at fair value, net	$1,212	$4,941	$14	$6,167

Investments at Fair Value as of December 31, 2011

(in millions)	Level 1	Level 2	Level 3	Total
Common/collective trusts:
U.S. large cap	$—	$1,482	$—	$1,482
U.S. small cap	—	441	—	441
International developed markets	—	152	—	152
International emerging markets	—	100	—	100
Long duration fixed income	—	585	—	585
U.S. and foreign government securities or their agencies:
U.S. government and agencies	—	510	—	510
U.S. municipal bonds	—	44	—	44
Foreign government and agencies	—	204	—	204
Corporate debt instruments:
Above investment grade	—	618	—	618
Below investment grade and no rating	—	255	—	255
Common stock:
International equities	550	—	—	550
U.S. equities	21	—	—	21
Registered investment companies	124	63	—	187
U.S. and foreign cash and cash equivalents	42	4	—	46
Asset backed securities	—	49	—	49
Other, net	16	2	13	31
Total investments at fair value, net	$753	$4,509	$13	$5,275
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2012 and 2011.
For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value, including the general classification of such investments pursuant to the fair value hierarchy.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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▪
Common/Collective Trusts: Common/collective trusts consist of pools of investments used by institutional investors to obtain exposure to equity and fixed income markets by investing in equity index funds that are intended to mirror indices such as Standard & Poor's 500 Index, Russell Small Cap Completeness Index, State Street Global Advisor's Fundamental Index, MSCI EAFE Index and an actively managed long duration fixed income fund. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective common/collective trusts. The underlying assets are valued based on the net asset value ("NAV") as provided by the investment account manager and are classified in level 2 of the fair value hierarchy. These common/collective trusts have defined redemption terms that vary from a two-day prior notice to semi-monthly openings for redemption. There were no other restrictions on redemption at December 31, 2012 and 2011.

▪
U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities, investment grade municipal securities and unrated or non-investment grade municipal securities. Government securities, that are traded in a non-active over-the-counter market, are valued at a price that is based on a broker quote, and are classified in level 2 of the fair value hierarchy.

▪
Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information or a broker quote in a non-active over-the-counter market, and are classified in level 2 of the fair value hierarchy.

▪	Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date, and are classified in level 1 of the fair value hierarchy.

▪
Registered Investment Companies: Investments in mutual funds sponsored by a registered investment company are valued based on exchange listed prices and are classified in level 1 of the fair value hierarchy. Registered investment company funds which are designed specifically to meet Altria Group, Inc.'s pension plans investment strategies but are not traded on an active market are valued based on the NAV of the underlying securities as provided by the investment account manager on the last business day of the period and are classified in level 2 of the fair value hierarchy. The registered investment company funds measured at NAV have daily liquidity and were not subject to any redemption restrictions at December 31, 2012 and 2011.

▪
U.S. and Foreign Cash & Cash Equivalents: Cash and cash equivalents are valued at cost that approximates fair value, and are classified in level 1 of the fair value hierarchy. Cash collateral for forward contracts on U.S. Treasury notes, which approximates fair value, is classified in level 2 of the fair value hierarchy.

▪
Asset Backed Securities: Asset backed securities are fixed income securities such as mortgage backed securities and auto loans that are collateralized by pools of underlying assets that are unable to be sold individually. They are valued at a price which is based on a compilation of primarily observable market information or a broker quote in a non-active over-the-counter market, and are classified in level 2 of the fair value hierarchy.

▪Cash Flows: Altria Group, Inc. makes contributions to the extent that they are tax deductible and pays benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. On January 2, 2013, Altria Group, Inc. made a voluntary $350 million contribution to its pension plans. Currently, Altria Group, Inc. anticipates making additional employer contributions to its pension plans of approximately $25 million to $50 million in 2013 based on current tax law. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.
The estimated future benefit payments from the Altria Group, Inc. pension plans at December 31, 2012, are as follows:

(in millions)
2013	$400
2014	412
2015	414
2016	420
2017	427
2018-2022	2,227
Postretirement Benefit Plans
Net postretirement health care costs consisted of the following for the years ended December 31, 2012, 2011 and 2010:

(in millions)	2012	2011	2010
Service cost	$18	$34	$29
Interest cost	115	139	135
Amortization:
Net loss	40	39	32
Prior service credit	(45)	(21)	(21)
Termination and curtailment	(26)	(4)	—
Net postretirement health care costs	$102	$187	$175
During 2012 and 2011, termination and curtailment shown in the table above are related to Altria Group, Inc.'s 2011 Cost Reduction Program. For further information on Altria Group, Inc.'s 2011 Cost Reduction Program, see Note 4. Asset Impairment, Exit, Implementation and Integration Costs.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The amounts included in termination and curtailment shown in the table above for the years ended December 31, 2012 and 2011 were comprised of the following changes:

(in millions)	2012	2011
Accrued postretirement health care costs	$—	$11
Other comprehensive earnings/losses:
Prior service credit	(26)	(15)
	$(26)	$(4)
For the postretirement benefit plans, the estimated net loss and prior service credit that are expected to be amortized from accumulated other comprehensive losses into net postretirement health care costs during 2013 are $57 million and $(45) million, respectively.
The following assumptions were used to determine Altria Group, Inc.'s net postretirement cost for the years ended December 31:

	2012	2011	2010
Discount rate	4.9%	5.5%	5.8%
Health care cost trend rate	8.0	8.0	7.5
Altria Group, Inc.'s postretirement health care plans are not funded. The changes in the accumulated postretirement benefit obligation at December 31, 2012 and 2011, were as follows:

(in millions)	2012	2011
Accrued postretirement health care costs at beginning of year	$2,505	$2,548
Service cost	18	34
Interest cost	115	139
Benefits paid	(135)	(136)
Plan amendments	—	(282)
Actuarial losses	160	191
Termination and curtailment	—	11
Accrued postretirement health care costs at end of year	$2,663	$2,505
The current portion of Altria Group, Inc.'s accrued postretirement health care costs of $159 million and $146 million at December 31, 2012 and 2011, respectively, is included in other accrued liabilities on the consolidated balance sheets.
The Patient Protection and Affordable Care Act ("PPACA"), as amended by the Health Care and Education Reconciliation Act of 2010, was signed into law in March 2010. The PPACA mandates health care reforms with staggered effective dates from 2010 to 2018, including the imposition of an excise tax on high cost health care plans effective 2018. The additional accumulated postretirement liability resulting from the PPACA, which is not material to Altria Group, Inc., has been included in Altria Group, Inc.'s accumulated postretirement benefit obligation at December 31, 2012 and 2011. Given the complexity of the PPACA and the extended time period during which implementation is expected to occur, further adjustments to Altria Group, Inc.'s accumulated postretirement benefit obligation may be necessary in the future.
The following assumptions were used to determine Altria Group, Inc.'s postretirement benefit obligations at December 31:

	2012	2011
Discount rate	3.9%	4.9%
Health care cost trend rate assumed for next year	7.5	8.0
Ultimate trend rate	5.0	5.0
Year that the rate reaches the ultimate trend rate	2018	2018
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2012:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	7.1%	(6.0)%
Effect on postretirement benefit obligation	6.8	(5.8)
Altria Group, Inc.'s estimated future benefit payments for its postretirement health care plans at December 31, 2012, are as follows:

(in millions)
2013	$159
2014	168
2015	174
2016	177
2017	177
2018-2022	825
Postemployment Benefit Plans
Altria Group, Inc. sponsors postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2012, 2011 and 2010:

(in millions)	2012	2011	2010
Service cost	$1	$1	$1
Interest cost	1	2	1
Amortization of net loss	17	16	12
Other	(7)	121	5
Net postemployment costs	$12	$140	$19
"Other" postemployment cost shown in the table above primarily reflects incremental severance costs related to the 2011 Cost Reduction Program (see Note 4. Asset Impairment, Exit, Implementation and Integration Costs).

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

For the postemployment benefit plans, the estimated net loss that is expected to be amortized from accumulated other comprehensive losses into net postemployment costs during 2013 is approximately $18 million.
Altria Group, Inc.'s postemployment benefit plans are not funded. The changes in the benefit obligations of the plans at December 31, 2012 and 2011, were as follows:

(in millions)	2012	2011
Accrued postemployment costs at beginning of year	$270	$151
Service cost	1	1
Interest cost	1	2
Benefits paid	(143)	(48)
Actuarial losses and assumption changes	27	43
Other	(7)	121
Accrued postemployment costs at end of year	$149	$270
The accrued postemployment costs were determined using a weighted-average discount rate of 2.4% and 2.8% in 2012 and 2011, respectively, an assumed weighted-average ultimate annual turnover rate of 0.5% in 2012 and 1.0% in 2011, assumed compensation cost increases of 4.0% in 2012 and 2011, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.
Comprehensive Earnings/Losses
The amounts recorded in accumulated other comprehensive losses at December 31, 2012 consisted of the following:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Net losses	$(3,186)	$(917)	$(169)	$(4,272)
Prior service (cost) credit	(36)	354	—	318
Deferred income taxes	1,254	221	65	1,540
Amounts recorded in accumulated other comprehensive losses	$(1,968)	$(342)	$(104)	$(2,414)

The amounts recorded in accumulated other comprehensive losses at December 31, 2011 consisted of the following:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Net losses	$(2,788)	$(796)	$(175)	$(3,759)
Prior service (cost) credit	(46)	425	—	379
Deferred income taxes	1,104	146	68	1,318
Amounts recorded in accumulated other comprehensive losses	$(1,730)	$(225)	$(107)	$(2,062)

The movements in other comprehensive earnings/losses during the year ended December 31, 2012 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$224	$40	$17	$281
Prior service cost/credit	10	(45)	—	(35)
Other expense (income):
Net losses	21	—	—	21
Prior service cost/credit	—	(26)	—	(26)
Deferred income taxes	(99)	12	(6)	(93)
	156	(19)	11	148
Other movements during the year:
Net losses	(643)	(161)	(11)	(815)
Deferred income taxes	249	63	3	315
	(394)	(98)	(8)	(500)
Total movements in other comprehensive earnings/losses	$(238)	$(117)	$3	$(352)

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The movements in other comprehensive earnings/losses during the year ended December 31, 2011 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$171	$39	$16	$226
Prior service cost/credit	14	(21)	—	(7)
Deferred income taxes	(72)	(7)	(6)	(85)
	113	11	10	134
Other movements during the year:
Net losses	(672)	(188)	(40)	(900)
Prior service cost/credit	2	264	—	266
Deferred income taxes	262	(27)	14	249
	(408)	49	(26)	(385)
Total movements in other comprehensive earnings/losses	$(295)	$60	$(16)	$(251)

The movements in other comprehensive earnings/losses during the year ended December 31, 2010 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts transferred to earnings as components of net periodic benefit cost:
Amortization:
Net losses	$126	$32	$12	$170
Prior service cost/credit	13	(21)	—	(8)
Deferred income taxes	(55)	(4)	(4)	(63)
	84	7	8	99
Other movements during the year:
Net losses	(41)	(95)	(10)	(146)
Prior service cost/credit	(16)	58	—	42
Deferred income taxes	21	15	4	40
	(36)	(22)	(6)	(64)
Total movements in other comprehensive earnings/losses	$48	$(15)	$2	$35

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 17.

Additional Information:

	For the Years Ended December 31,
(in millions)	2012	2011	2010
Research and development expense	$136	$128	$144
Advertising expense	$6	$5	$5
Interest and other debt expense, net:
Interest expense	$1,128	$1,220	$1,136
Interest income	(2)	(4)	(3)
	$1,126	$1,216	$1,133
Rent expense	$49	$63	$58
     Minimum rental commitments and sublease income under non-cancelable operating leases, including amounts associated with closed facilities primarily from the integration of UST, in effect at December 31, 2012, were as follows:

(in millions)	Rental Commitments	Sublease Income
2013	$55	$3
2014	50	3
2015	41	5
2016	32	5
2017	26	4
Thereafter	114	28
	$318	$48
Note 18.

Contingencies:
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria Group, Inc. and its subsidiaries, including PM USA and UST and its subsidiaries, as well as their respective indemnitees. Various types of claims may be raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of distributors.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, range in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants' liability is joint and several. In such cases, Altria Group, Inc. or its subsidiaries may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment. As a result, Altria Group, Inc. or its subsidiaries under certain circumstances may have to pay more than their proportionate share of any bonding- or judgment-related amounts.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 45 states and Puerto Rico now limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida's bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. Although we cannot predict the outcome of such challenges, it is possible that the consolidated results of operations, cash flows or financial position of Altria Group, Inc., or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
Altria Group, Inc. and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 18. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.
Altria Group, Inc. and its subsidiaries have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that the consolidated results of operations, cash flows or financial position of Altria Group, Inc., or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Altria Group, Inc. and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. Each of the companies

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

has defended, and will continue to defend, vigorously against litigation challenges. However, Altria Group, Inc. and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of Altria Group, Inc. to do so.
Overview of Altria Group, Inc. and/or PM USA Tobacco-Related Litigation
▪Types and Number of Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding; (iii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iv) class action suits alleging that the uses of the terms "Lights" and "Ultra Lights" constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of the Racketeer Influenced and Corrupt Organizations Act ("RICO"); and (v) other tobacco-related litigation described below. Plaintiffs' theories of recovery and the defenses raised in pending smoking and health, health care cost recovery and "Lights/Ultra Lights" cases are discussed below.

The table below lists the number of certain tobacco-related cases pending in the United States against PM USA and, in some instances, Altria Group, Inc. as of December 31, 2012, December 31, 2011 and December 31, 2010.

Type of Case	Number of Cases Pending as of December 31, 2012	Number of Cases Pending as of December 31, 2011	Number of Cases Pending as of December 31, 2010
Individual Smoking and Health Cases (1)	77	82	92
Smoking and Health Class Actions and Aggregated Claims Litigation (2)	7	7	11
Health Care Cost Recovery Actions (3)	1	1	4
"Lights/Ultra Lights" Class Actions	14	17	27
Tobacco Price Cases	1	1	1

(1)     Does not include 2,574 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke ("ETS"). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages. Also, does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (discussed below in Smoking and Health Litigation - Engle Class Action).
(2)     Includes as one case the 600 civil actions (of which 346 are actions against PM USA) that are to be tried in a single proceeding in West Virginia (In re: Tobacco Litigation). The West Virginia Supreme Court of Appeals has ruled that the United States Constitution does not preclude a trial in two phases in this case. Under the current trial plan, issues related to defendants' conduct and whether punitive damages are permissible will be tried in the first phase. The second phase would consist of individual trials to determine liability, if any, as well as compensatory and punitive damages, if any. Trial in the case began in October 2011, but ended in a mistrial in November 2011. The court has scheduled trial for April 15, 2013.
(3)     See Health Care Cost Recovery Litigation - Federal Government's Lawsuit below.
▪International Tobacco-Related Cases: As of December 31, 2012, PM USA is a named defendant in Israel in one "Lights" class action. PM USA is a named defendant in nine health care cost recovery actions in Canada, seven of which also name Altria Group, Inc. as a defendant. PM USA and Altria Group, Inc. are also named defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.
▪Pending and Upcoming Tobacco-Related Trials: As of December 31, 2012, 40 Engle progeny cases and six individual smoking and health cases against PM USA are set for trial in 2013. Cases against other companies in the tobacco industry are also scheduled for trial in 2013. Trial dates are subject to change.
▪Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 52 smoking and health, "Lights/Ultra Lights" and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 35 of the 52 cases. These 35 cases were tried in Alaska (1), California (5), Florida (9), Louisiana (1), Massachusetts (1), Mississippi (1), Missouri (3), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2), and West

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Virginia (1). A motion for a new trial was granted in one of the cases in Florida and in the case in Alaska.
Of the 17 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 15 have reached final resolution. A verdict against defendants in one health care cost recovery case (Blue Cross/Blue Shield) was reversed and all claims were dismissed with prejudice. In addition, a verdict against defendants in a purported "Lights" class action in Illinois (Price) was reversed and the case was dismissed with prejudice in December 2006. The plaintiff in Price is seeking to reopen the judgment dismissing this case (see below for a discussion of developments in Price).
As of December 31, 2012, 34 Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court's Engle decision. Seventeen verdicts were returned in favor of plaintiffs and 17 verdicts were returned in favor of PM USA. See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of these verdicts.
▪Judgments Paid and Provisions for Litigation: After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, PM USA has paid in the aggregate judgments (and related costs and fees) totaling approximately $245 million and interest totaling approximately $139 million as of December 31, 2012.
During 2012, 2011 and 2010, Altria Group, Inc. recorded pre-tax charges of $4 million, $98 million and $16 million, respectively, related to certain tobacco and health judgments. The pre-tax charges in 2010 include a settlement of $5 million These charges were included in marketing, administration and research costs on Altria Group, Inc.'s consolidated statements of earnings. In addition, during 2012, 2011 and 2010, Altria Group, Inc. recorded interest costs related to these judgments of $1 million, $64 million and $5 million, respectively. These costs were included in interest and other debt expense, net on Altria Group, Inc.'s consolidated statements of earnings. During 2012, Altria Group, Inc. made payments of $127 million for tobacco and health judgments and related interest costs. As of December 31, 2012, there were no provisions for tobacco and health judgments or related interest costs on Altria Group, Inc.'s consolidated balance sheet. At December 31, 2011, Altria Group, Inc. had provisions recorded on its consolidated balance sheet in other accrued liabilities for tobacco and health judgments, including related interest costs, in the amount of $122 million.
▪Security for Judgments: To obtain stays of judgments pending current appeals, as of December 31, 2012, PM USA has posted various forms of security totaling approximately $36 million, the majority of which has been collateralized with cash deposits that are included in other assets on the consolidated balance sheet.
Smoking and Health Litigation
▪Overview: Plaintiffs' allegations of liability in smoking and health cases are based on various theories of recovery,

including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health actions seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.
▪Non-Engle Progeny Trial Results: Summarized below are the non-Engle progeny smoking and health cases that were pending during 2012 in which verdicts were returned in favor of plaintiffs and against PM USA. A chart listing the verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.

▪
D. Boeken: In August 2011, a California jury returned a verdict in favor of plaintiff, awarding $12.8 million in compensatory damages against PM USA. PM USA's motions for judgment notwithstanding the verdict and for a new trial were denied in October 2011. PM USA appealed and posted a bond in the amount of $12.8 million in November 2011.

▪
Bullock: This litigation has concluded. In the fourth quarter of 2011, PM USA recorded a pre-tax provision of $14 million related to damages and costs and $3 million related to interest and in March 2012, paid an amount of approximately $19.1 million in satisfaction of the judgment and associated costs and interest.

▪
Schwarz: In March 2002, an Oregon jury awarded against PM USA $168,500 in compensatory damages and $150 million in punitive damages. In May 2002, the trial court reduced the punitive damages award to $100 million. In May 2006, the Oregon Court of Appeals affirmed the compensatory damages verdict, reversed the award of punitive damages and remanded the case to the trial court for a second trial to determine the amount of punitive damages, if any. In June 2006, plaintiff petitioned the Oregon Supreme Court to review the portion of the court of appeals' decision reversing and remanding the case for a new trial on punitive damages. In June 2010, the Oregon Supreme Court affirmed the court of appeals' decision and remanded the case to the trial court for a new trial limited to the question of punitive damages. In December 2010, the Oregon Supreme Court reaffirmed its earlier ruling and awarded PM USA approximately $500,000 in costs. In March

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

2011, PM USA filed a claim against the plaintiff for its costs and disbursements on appeal, plus interest. Trial on the amount of punitive damages began in January 2012. In February 2012, the jury awarded plaintiff $25 million in punitive damages. In March 2012, PM USA filed motions to set aside the verdict, for a new trial or, in the alternative, for a remittitur. The trial court denied these motions in May 2012. In September 2012, PM USA filed a notice of appeal from the trial court's judgment with the Oregon Court of Appeals.

▪
Williams: This litigation has concluded. In the fourth quarter of 2011, PM USA recorded a provision of approximately $48 million related to damages and costs and $54 million related to interest and in January 2012 paid an amount of approximately $102 million in satisfaction of the judgment and associated costs and interest.

See Scott Class Action below for a discussion of the verdict and post-trial developments in the Scott class action and Federal Government Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America healthcare cost recovery case.
Engle Class Action
In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed.
In May 2001, the trial court approved a stipulation providing that execution of the punitive damages component of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into an interest-bearing escrow account that, regardless of the outcome of the judicial review, was to be paid to the court and the court was to determine how to allocate or distribute it consistent with Florida Rules of Civil Procedure. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified, and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants' cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent. The court also reinstated compensatory damages awards totaling approximately $6.9 million to two individual plaintiffs and found that a third plaintiff's claim was barred by the statute of limitations. In February 2008, PM USA paid approximately $3 million, representing its share of compensatory damages and interest, to the two individual plaintiffs identified in the Florida Supreme Court's order.
In August 2006, PM USA sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion, including the ruling (described above) that certain jury findings have res judicata effect in subsequent individual trials timely brought by Engle class members. The rehearing motion also asked, among other things, that legal errors that were raised but not expressly ruled upon in the Third District Court of Appeal or in the Florida Supreme Court now be addressed. Plaintiffs also filed a motion for rehearing in August 2006 seeking clarification of the applicability of the statute of limitations to non-members of the decertified class.
In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In January 2007, the Florida Supreme Court issued the mandate from its revised opinion. Defendants then filed a motion with the Florida Third District Court of Appeal requesting that the court address legal errors that were previously raised by defendants but have not yet been addressed either by the Third District Court of Appeal or by the Florida Supreme Court. In February 2007, the Third District Court of Appeal denied defendants' motion. In May 2007, defendants' motion for a partial stay of the mandate pending the completion of appellate review was denied by the Third District Court of Appeal. In May 2007, defendants filed a petition for writ of certiorari with the United States Supreme Court. In October 2007, the United States Supreme Court denied defendants' petition. In November 2007, the United States Supreme Court denied defendants' petition for rehearing from the denial of their petition for writ of certiorari.
In February 2008, the trial court decertified the class except for purposes of the May 2001 bond stipulation, and

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
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formally vacated the punitive damages award pursuant to the Florida Supreme Court's mandate. In April 2008, the trial court ruled that certain defendants, including PM USA, lacked standing with respect to allocation of the funds escrowed under the May 2001 bond stipulation and will receive no credit at this time from the $500 million paid by PM USA against any future punitive damages awards in cases brought by former Engle class members.
In May 2008, the trial court, among other things, decertified the limited class maintained for purposes of the May 2001 bond stipulation and, in July 2008, severed the remaining plaintiffs' claims except for those of Howard Engle. The only remaining plaintiff in the Engle case, Howard Engle, voluntarily dismissed his claims with prejudice.
The deadline for filing Engle progeny cases, as required by the Florida Supreme Court's decision, expired in January 2008. As of December 31, 2012, approximately 3,300 state court cases were pending against PM USA or Altria Group, Inc. asserting individual claims by or on behalf of approximately 4,400 state court plaintiffs. Furthermore, as of December 31, 2012, approximately 2,000 federal court cases were pending against PM USA asserting individual claims by or on behalf of a similar number of federal court plaintiffs. On January 22, 2013, the United States District Court for the Middle District of Florida (Jacksonville) dismissed 521 Engle progeny cases with prejudice bringing the total number of federal court cases to approximately 1,500. Because of a number of factors including, but not limited to, docketing delays, duplicated filings, and overlapping dismissal orders, these numbers are estimates.
▪Federal Engle Progeny Cases: Three federal district courts (in the Merlob, B. Brown and Burr cases) ruled in 2008 that the findings in the first phase of the Engle proceedings cannot be used to satisfy elements of plaintiffs' claims, and two of those rulings (B. Brown and Burr) were certified by the trial court for interlocutory review. The certification in both cases was granted by the United States Court of Appeals for the Eleventh Circuit and the appeals were consolidated. In February 2009, the appeal in Burr was dismissed for lack of prosecution and, in September 2012, the district court dismissed the case on statute of limitations grounds. Plaintiff is appealing the dismissal. In July 2010, the Eleventh Circuit ruled in B. Brown that, as a matter of Florida law, plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. The Eleventh Circuit did not reach the issue of whether the use of the Engle findings violates the defendants' due process rights. Rather, plaintiffs may only use the findings to establish those specific facts, if any, that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made.

After the remand of B. Brown, the Eleventh Circuit's ruling on Florida state law was superseded by state appellate rulings (discussed below), which include Martin, an Engle progeny case against R.J. Reynolds Tobacco Company ("R.J. Reynolds") in Escambia County, and J. Brown, an Engle progeny case against R.J. Reynolds in Broward County. Martin and J. Brown are discussed in more detail in Appeals of Engle Progeny Verdicts below.
Following Martin and J. Brown, in the Waggoner case, the United States District Court for the Middle District of Florida (Jacksonville) ruled in December 2011 that application of the Engle findings to establish the wrongful conduct elements of plaintiffs' claims consistent with Martin or J. Brown did not violate defendants' due process rights. The court ruled, however, that plaintiffs must establish legal causation to establish liability. PM USA and the other defendants sought appellate review of the due process ruling. In February 2012, the district court denied the motion for interlocutory appeal, but did apply the ruling to all active pending federal Engle progeny cases. As a result, the ruling can be appealed after an adverse verdict or in a cross-appeal. The ruling has been appealed by R.J. Reynolds in the Walker and Duke cases pending before the Eleventh Circuit.
Most of the Engle progeny cases pending against PM USA in the federal district courts in the Middle District of Florida asserting individual claims by or on behalf of approximately 1,500 plaintiffs remain stayed. There are currently 41 active cases pending in federal court. On January 30, 2013, the Federal District Court ordered the parties to engage in global settlement mediation of all pending cases.
▪Florida Bond Cap Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs in three Engle progeny cases against R.J. Reynolds in Alachua County, Florida (Alexander, Townsend and Hall) and one case in Escambia County (Clay) challenged the constitutionality of the bond cap statute. The Florida Attorney General intervened in these cases in defense of the constitutionality of the statute.
Trial court rulings were rendered in Clay, Alexander, Townsend and Hall rejecting the plaintiffs' bond cap statute challenges in those cases. The plaintiffs unsuccessfully appealed these rulings. In Alexander, Clay and Hall, the District Court of Appeal for the First District of Florida affirmed the trial court decisions and certified the decision in Hall for appeal to the Florida Supreme Court, but declined to certify the question of the constitutionality of the bond cap statute in Clay and Alexander. The Florida Supreme Court granted review of the Hall decision, but, in September 2012, the court dismissed the appeal as moot. On October 12, 2012, the Florida Supreme Court denied the plaintiffs' rehearing petition.

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No federal court has yet to address the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court.
▪Engle Progeny Trial Results: As of December 31, 2012, 34 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Seventeen verdicts were returned in favor of plaintiffs. For a further discussion of these cases, see the verdict chart below.
Seventeen verdicts were returned in favor of PM USA (Gelep, Kalyvas, Gil de Rubio, Warrick, Willis, Russo (formerly Frazier), C. Campbell, Rohr, Espinosa, Oliva, Weingart, Junious, Szymanski, Gollihue, McCray, Denton and

Hancock). While the juries in the Weingart and Hancock cases returned verdicts against PM USA awarding no damages, the trial court in each case granted an additur. In the Russo case (formerly Frazier), the Florida Third District Court of Appeal reversed the judgment in defendants' favor in April 2012 and remanded the case for a new trial. Defendants are seeking review of the case in the Florida Supreme Court. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of December 31, 2012.
In Lukacs, a case that was tried to verdict before the Florida Supreme Court Engle decision, the Florida Third District Court of Appeal in March 2010 affirmed per curiam the trial court decision without issuing an opinion. Under Florida procedure, further review of a per curiam affirmance without opinion by the Florida Supreme Court is generally prohibited. Subsequently in 2010, after defendants' petition for rehearing with the Court of Appeal was denied, defendants paid the judgment.

The chart below lists the verdicts and post-trial developments in the Engle progeny cases that were pending during 2012 and 2013 in which verdicts were returned in favor of plaintiffs.

Date	Plaintiff	Verdict	Post-Trial Developments
December 2012	Buchanan
On December 7, 2012, a Leon County jury returned a verdict in favor of the plaintiff and against PM USA and Liggett Group LLC ("Liggett Group"). The jury awarded $5.5 million in compensatory damages and allocated 37% of the fault to each of the defendants (an amount of approximately $2 million).
On December 17, 2012, the defendants filed several post-trial motions, including motions for a new trial and to set aside the verdict. Argument on these motions was heard on January 16, 2013.
October 2012	Lock
A Pinellas County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $1.15 million in compensatory damages and allocated 9% of the fault to each of the defendants (an amount of $103,500).

On November 5, 2012, the defendants filed several post-trial motions, including motions for a new trial, to set aside the verdict and to reduce the damages award by the amount of economic damages paid by third parties. On January 23, 2013, the trial court orally denied all post-trial motions. Judgment has yet to be entered.

August 2012	Hancock
A Broward County jury returned a verdict in the amount of zero damages and allocated 5% of the fault to each of the defendants (PM USA and R.J. Reynolds). The trial court granted an additur of $110,000, which is subject to the jury's comparative fault finding.

In August 2012, the defendants moved to set aside the verdict and to enter judgment in accordance with their motion for directed verdict. The defendants also moved to reduce damages, which motion the court granted. The trial court granted defendants' motion to set off the damages award by the amount of economic damages paid by third parties, which will reduce further any final award. On October 16, 2012, the trial court entered final judgment. PM USA's portion of the damages was approximately $700. Both sides have filed notices of appeal to the Florida Fourth District Court of Appeal.

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Date	Plaintiff	Verdict	Post-Trial Developments
May 2012	Calloway
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds, Lorillard Tobacco Company ("Lorillard") and Liggett Group. The jury awarded approximately $21 million in compensatory damages and allocated 25% of the fault against PM USA but the trial court ruled that it will not apply the comparative fault allocations because the jury found against each defendant on the intentional tort claims. The jury also awarded approximately $17 million in punitive damages against PM USA, approximately $17 million in punitive damages against R.J. Reynolds, approximately $13 million in punitive damages against Lorillard and approximately $8 million in punitive damages against Liggett Group.

In May and June, 2012, the defendants filed motions to set aside the verdict and for a new trial. In August 2012, the trial court denied the remaining post-trial motions and entered final judgment, reducing the total compensatory damages award to $16.1 million but leaving undisturbed the separate punitive damages awards. In September 2012, PM USA posted a bond in an amount of $1.5 million and the defendants filed a notice of appeal to the Florida Fourth District Court of Appeal.

January 2012	Hallgren
A Highland County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded approximately $2 million in compensatory damages and allocated 25% of the fault to PM USA (an amount of approximately $500,000). The jury also awarded $750,000 in punitive damages against each of the defendants.

The trial court entered final judgment in March 2012. In April 2012, PM USA posted a bond in an amount of approximately $1.25 million. In May 2012, the defendants filed a notice of appeal to the Florida Second District Court of Appeal.

July 2011	Weingart	A Palm Beach County jury returned a verdict in the amount of zero damages and allocated 3% of the fault to each of the defendants (PM USA, R.J. Reynolds and Lorillard).
In September 2011, the trial court granted plaintiff's motion for additur or a new trial, concluding that an additur of $150,000 is required for plaintiff's pain and suffering.  The trial court entered final judgment and, since PM USA was allocated 3% of the fault, its portion of the damages was $4,500. In October 2011, PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and, in November 2011, posted bonds in an aggregate amount of $48,000.

April 2011	Allen
A Duval County jury returned a verdict in favor of plaintiffs and against PM USA and R.J. Reynolds. The jury awarded a total of $6 million in compensatory damages and allocated 15% of the fault to PM USA (an amount of $900,000). The jury also awarded $17 million in punitive damages against each of the defendants.

In May 2011, the trial court entered final judgment. In October 2011, the trial court granted the defendants' motion for remittitur, reducing the punitive damages award against PM USA to $2.7 million, and denied defendants' remaining post-trial motions. PM USA filed a notice of appeal to the Florida First District Court of Appeal and posted a bond in the amount of $1.25 million in November 2011. Oral argument was heard on January 16, 2013.

April 2011	Tullo
A Palm Beach County jury returned a verdict in favor of plaintiff and against PM USA, Lorillard and Liggett Group. The jury awarded a total of $4.5 million in compensatory damages and allocated 45% of the fault to PM USA (an amount of $2,025,000).
In April 2011, the trial court entered final judgment. In July 2011, PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and posted a $2 million bond.

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Date	Plaintiff	Verdict	Post-Trial Developments
February 2011	Huish
An Alachua County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded $750,000 in compensatory damages and allocated 25% of the fault to PM USA (an amount of $187,500). The jury also awarded $1.5 million in punitive damages against PM USA.

In March 2012, the Florida First District Court of Appeal affirmed per curiam the trial court's decision without issuing an opinion. In the second quarter of 2012, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $2.5 million. In July 2012, PM USA paid an amount of $2.5 million in satisfaction of the judgment and associated costs. This litigation has concluded.

February 2011	Hatziyannakis
A Broward County jury returned a verdict in favor of plaintiff and against PM USA.  The jury awarded approximately $270,000 in compensatory damages and allocated 32% of the fault to PM USA (an amount of approximately $86,000).

In April 2011, the trial court denied PM USA's post-trial motions for a new trial and to set aside the verdict. In June 2011, PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and posted an $86,000 appeal bond. On January 16, 2013, the Fourth District affirmed per curiam the trial court's decision without issuing an opinion.

August 2010	Piendle
A Palm Beach County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $4 million in compensatory damages and allocated 27.5% of the fault to PM USA (an amount of approximately $1.1 million). The jury also awarded $90,000 in punitive damages against PM USA.

In June 2012, the Florida Fourth District Court of Appeal affirmed per curiam the trial court's decision without issuing an opinion. In the third quarter of 2012, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $2.7 million for the judgment plus interest and associated costs and paid such amount on November 27, 2012. This litigation has concluded.

July 2010	Kayton (formerly Tate)
A Broward County jury returned a verdict in favor of the plaintiff and against PM USA. The jury awarded $8 million in compensatory damages and allocated 64% of the fault to PM USA (an amount of approximately $5.1 million). The jury also awarded approximately $16.2 million in punitive damages against PM USA.

In August 2010, the trial court entered final judgment, and PM USA filed its notice of appeal and posted a $5 million appeal bond. On November 28, 2012, the Florida Fourth District Court of Appeal reversed the punitive damages award and remanded the case for a new trial on plaintiff's conspiracy claim. Upon retrial, if the jury finds in plaintiff's favor on that claim, the original $16.2 million punitive damages award will be reinstated. PM USA filed a motion for rehearing, which was denied on January 18, 2013. On January 29, 2013, plaintiffs filed a notice to invoke discretionary jurisdiction with the Florida Supreme Court.

April 2010	Putney
A Broward County jury returned a verdict in favor of the plaintiff and against PM USA, R.J. Reynolds and Liggett Group. The jury awarded approximately $15.1 million in compensatory damages and allocated 15% of the fault to PM USA (an amount of approximately $2.3 million). The jury also awarded $2.5 million in punitive damages against PM USA.

In August 2010, the trial court entered final judgment. PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and posted a $1.6 million appeal bond. Argument on the merits of the appeal occurred in September 2012.

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Date	Plaintiff	Verdict	Post-Trial Developments
March 2010	R. Cohen
A Broward County jury returned a verdict in favor of the plaintiff and against PM USA and R.J. Reynolds. The jury awarded $10 million in compensatory damages and allocated 33 1/3% of the fault to PM USA (an amount of approximately $3.3 million). The jury also awarded a total of $20 million in punitive damages, assessing separate $10 million awards against each defendant.

In July 2010, the trial court entered final judgment and, in August 2010, PM USA filed its notice of appeal. In October 2010, PM USA posted a $2.5 million appeal bond. In September 2012, the Florida Fourth District Court of Appeal affirmed the compensatory damages award but reversed and remanded the punitive damages verdict. The Fourth District returned the case to the trial court for a new jury trial on the plaintiff's fraudulent concealment claim. If the jury finds in plaintiff's favor on that claim, the $10 million punitive damages award against each defendant will be reinstated. On October 8, 2012, both plaintiff and defendants filed petitions for rehearing, which the Fourth District denied on December 31, 2012. On January 14, 2013, the defendants filed a notice to invoke discretionary jurisdiction with the Florida Supreme Court. Plaintiffs filed a similar notice on January 18, 2013.

March 2010	Douglas
A Hillsborough County jury returned a verdict in favor of the plaintiff and against PM USA, R.J. Reynolds and Liggett Group. The jury awarded $5 million in compensatory damages. Punitive damages were dismissed prior to trial. The jury allocated 18% of the fault to PM USA, resulting in an award of $900,000.

In June 2010, PM USA filed its notice of appeal and posted a $900,000 appeal bond. In March 2012, the Florida Second District Court of Appeal issued a decision affirming the judgment and upholding the use of the Engle jury findings but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants' federal due process rights. In April 2012, the defendants filed a notice to invoke discretionary jurisdiction with the Florida Supreme Court. In May 2012, the Florida Supreme Court accepted jurisdiction of the case. Argument occurred in September 2012.

November 2009	Naugle
A Broward County jury returned a verdict in favor of the plaintiff and against PM USA. The jury awarded approximately $56.6 million in compensatory damages and $244 million in punitive damages. The jury allocated 90% of the fault to PM USA.

In March 2010, the trial court entered final judgment reflecting a reduced award of approximately $13 million in compensatory damages and $26 million in punitive damages. In April 2010, PM USA filed its notice of appeal and posted a $5 million appeal bond. In August 2010, upon the motion of PM USA, the trial court entered an amended final judgment of approximately $12.3 million in compensatory damages and approximately $24.5 million in punitive damages to correct a clerical error. In June 2012, the Fourth District Court of Appeal affirmed the amended final judgment. In July 2012, PM USA filed a motion for rehearing. On December 12, 2012, the Fourth District withdrew its prior decision, reversed the verdict as to compensatory and punitive damages and returned the case to the trial court for a new trial on the question of damages. On December 26, 2012, the plaintiff filed a motion for rehearing en banc or for certification to the Florida Supreme Court, which was denied on January 25, 2013.

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Date	Plaintiff	Verdict	Post-Trial Developments
August 2009	F. Campbell
An Escambia County jury returned a verdict in favor of the plaintiff and against R.J. Reynolds, PM USA and Liggett Group. The jury awarded $7.8 million in compensatory damages. In September 2009, the trial court entered final judgment and awarded the plaintiff $156,000 in damages against PM USA due to the jury allocating only 2% of the fault to PM USA.

In March 2011, the Florida First District Court of Appeal affirmed per curiam the trial court's decision without issuing an opinion. In May 2012, PM USA paid an amount of approximately $262,000 in satisfaction of the judgment and associated costs and interest. This litigation has concluded.

August 2009	Barbanell
A Broward County jury returned a verdict in favor of the plaintiff, awarding $5.3 million in compensatory damages. The judge had previously dismissed the punitive damages claim. In September 2009, the trial court entered final judgment and awarded the plaintiff $1.95 million in actual damages. The judgment reduced the jury's $5.3 million award of compensatory damages due to the jury allocating 36.5% of the fault to PM USA.

A notice of appeal was filed by PM USA in September 2009, and PM USA posted a $1.95 million appeal bond. In February 2012, the Florida Fourth District Court of Appeal reversed the judgment, holding that the statute of limitations barred the plaintiff's claims. On October 17, 2012, on motion for rehearing, the Fourth District withdrew its prior decision and affirmed the trial court's judgment. On November 16, 2012, PM USA filed a notice to invoke the jurisdiction of the Florida Supreme Court. On December 5, 2012, the Florida Supreme Court granted a partial stay pending its disposition of the J. Brown case against R.J. Reynolds.

February 2009	Hess
A Broward County jury found in favor of plaintiffs and against PM USA. The jury awarded $3 million in compensatory damages and $5 million in punitive damages. In June 2009, the trial court entered final judgment and awarded plaintiffs $1.26 million in actual damages and $5 million in punitive damages. The judgment reduced the jury's $3 million award of compensatory damages due to the jury allocating 42% of the fault to PM USA.

PM USA noticed an appeal to the Fourth District Court of Appeal in July 2009. In May 2012, the Fourth District reversed and vacated the punitive damages award and affirmed the judgment in all other respects, upholding the compensatory damages award of $1.26 million. In June 2012, both parties filed rehearing motions with the Fourth District, which were denied in September 2012. On October 15, 2012, PM USA and plaintiffs filed notices to invoke the Florida Supreme Court's discretionary jurisdiction.

▪Appeals of Engle Progeny Verdicts: Plaintiffs in various Engle progeny cases have appealed adverse rulings or verdicts, and in some cases, PM USA has cross-appealed. PM USA's appeals of adverse verdicts are discussed in the chart above.
Since the remand of B. Brown (discussed above under the heading Federal Engle Progeny Cases), several state appellate rulings have superseded the Eleventh Circuit's ruling on Florida state law. These include Martin, an Engle progeny case against R.J. Reynolds in Escambia County, J. Brown, an Engle progeny case against R.J. Reynolds in Broward County, Douglas, an Engle progeny case against PM USA, R.J. Reynolds and Liggett Group in Hillsborough County, and Koballa, an Engle progeny case against R.J. Reynolds in Volusia County. In Martin, the Florida First District Court of Appeal rejected the B. Brown ruling as a matter of state law and upheld the use of the Engle findings to relax plaintiffs' burden of proof. R.J. Reynolds had sought Florida Supreme Court review in that case but, in July 2011, the Florida Supreme Court declined to hear the appeal. In

December 2011, petitions for certiorari were filed with the United States Supreme Court by R.J. Reynolds in Campbell, Martin, Gray and Hall and by PM USA and Liggett Group in Campbell. The Supreme Court denied the defendants' certiorari petitions in March 2012.
In J. Brown, the Florida Fourth District Court of Appeal also rejected the B. Brown ruling as a matter of state law and upheld the use of the Engle findings to relax plaintiffs' burden of proof. However, the Fourth District expressly disagreed with the First District's Martin decision by ruling that Engle progeny plaintiffs must prove legal causation on their claims. In addition, the J. Brown court expressed concerns that using the Engle findings to reduce plaintiffs' burden may violate defendants' due process rights. In October 2011, the Fourth District denied R.J. Reynolds' motion to certify J. Brown to the Florida Supreme Court for review. R.J. Reynolds is seeking review of the case by the Florida Supreme Court.
In Douglas, in March 2012, the Florida Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings with respect to strict liability claims but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants' federal due process rights. In April 2012, the defendants in Douglas filed a notice to invoke discretionary jurisdiction with the Florida Supreme Court. In

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May 2012, the Florida Supreme Court accepted jurisdiction of the case. Argument occurred in September 2012.
In Koballa, in October 2012, the Florida Fifth District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings with respect to negligence, concealment and conspiracy claims but, like Douglas, certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants' federal due process rights. On November 5, 2012, R.J. Reynolds filed an appeal to the Florida Supreme Court and the court entered a stay in the case pending resolution of the Douglas case.
As noted above in Federal Engle Progeny Cases, there has been no federal appellate review of the federal due process issues raised by the use of findings from the original Engle trial in Engle progeny cases, although several appeals brought by R.J. Reynolds are pending.
Because of the substantial period of time required for the federal and state appellate processes, it is possible that PM USA may have to pay additional outstanding judgments in the Engle progeny cases before the final adjudication of these issues by the Florida Supreme Court or the United States Supreme Court.
Other Smoking and Health Class Actions
Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 59 smoking and health class actions involving PM USA in Arkansas (1), California (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1).
As of December 31, 2012, PM USA and Altria Group, Inc. are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants' cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants' cigarettes. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.
Scott Class Action
Following a 2004 verdict that awarded plaintiffs approximately $590 million to fund a 10-year smoking cessation program and a series of appeals and other post-trial motions, PM USA recorded in the second quarter of 2011 a provision on its condensed consolidated balance sheet of approximately $36 million related to the judgment and approximately $5 million related to interest, which was in addition to a previously recorded provision of approximately $30 million. In August 2011, PM USA paid its share of the judgment and interest in an amount of approximately $70 million.
In October 2011, plaintiffs' counsel filed a motion for an award of attorneys' fees and costs. Plaintiffs' counsel sought additional fees from defendants of up to $673 million. Additionally, plaintiffs' counsel requested an award of approximately $13 million in costs.
In May 2012, after defendants challenged plaintiffs' counsel's request that defendants pay their attorneys' fees directly, as opposed to out of the court-supervised fund, the parties reached a settlement on the amount of fees and costs to be awarded to plaintiffs' counsel. Plaintiffs agreed that any recovery of fees and costs would come from the court-supervised fund, not the defendants, and indicated they would seek approximately $114 million from the fund. In exchange, defendants agreed to waive 50% of their right to a refund of any unspent money in the fund after the 10-year program is completed. The agreement is not contingent on the trial court's granting plaintiffs' request for additional costs and fees. The trustee of the fund intervened to challenge whether the plaintiffs' lawyers should get any money from the fund or, alternatively, the amount they would recover from the fund. On December 20, 2012, the trial court awarded the plaintiffs' counsel attorneys' fees in an amount of approximately $103 million, all of which have now been paid from the fund.
Other Medical Monitoring Class Actions
In addition to the Scott class action discussed above, two purported medical monitoring class actions are pending against PM USA. These two cases were brought in New York (Caronia, filed in January 2006 in the United States District Court for the Eastern District of New York) and Massachusetts (Donovan, filed in December 2006 in the United States District Court for the District of Massachusetts) on behalf of each state's respective residents who: are age 50 or older; have smoked the Marlboro brand for 20 pack-years or more; and have neither been diagnosed with lung cancer nor are under investigation by a physician for suspected lung cancer. Plaintiffs in these cases seek to impose liability under various product-based causes of action and the creation of a court-supervised program providing members of the purported class Low Dose CT Scanning in order to identify

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and diagnose lung cancer. Plaintiffs in these cases do not seek punitive damages. A case brought in California (Xavier) was dismissed in July 2011, and a case brought in Florida (Gargano) was voluntarily dismissed with prejudice in August 2011.
In Caronia, in February 2010, the district court granted in part PM USA's summary judgment motion, dismissing plaintiffs' strict liability and negligence claims and certain other claims, granted plaintiffs leave to amend their complaint to allege a medical monitoring cause of action and requested further briefing on PM USA's summary judgment motion as to plaintiffs' implied warranty claim and, if plaintiffs amend their complaint, their medical monitoring claim. In March 2010, plaintiffs filed their amended complaint and PM USA moved to dismiss the implied warranty and medical monitoring claims. In January 2011, the district court granted PM USA's motion, dismissed plaintiffs' claims and declared plaintiffs' motion for class certification moot in light of the dismissal of the case. The plaintiffs have appealed that decision to the United States Court of Appeals for the Second Circuit. Argument before the Second Circuit was heard in March 2012.
In Donovan, the Supreme Judicial Court of Massachusetts, in answering questions certified to it by the district court, held in October 2009 that under certain circumstances state law recognizes a claim by individual smokers for medical monitoring despite the absence of an actual injury. The court also ruled that whether or not the case is barred by the applicable statute of limitations is a factual issue to be determined by the trial court. The case was remanded to federal court for further proceedings. In June 2010, the district court granted in part the plaintiffs' motion for class certification, certifying the class as to plaintiffs' claims for breach of implied warranty and violation of the Massachusetts Consumer Protection Act, but denying certification as to plaintiffs' negligence claim. In July 2010, PM USA petitioned the United States Court of Appeals for the First Circuit for appellate review of the class certification decision. The petition was denied in September 2010. As a remedy, plaintiffs have proposed a 28-year medical monitoring program with an approximate cost of $190 million. In April 2011, plaintiffs moved to amend their class certification to extend the cut-off date for individuals to satisfy the class membership criteria from December 14, 2006 to August 1, 2011. The district court granted this motion in May 2011. In June 2011, plaintiffs filed various motions for summary judgment and to strike affirmative defenses, which the district court denied in March 2012 without prejudice. In October 2011, PM USA filed a motion for class decertification, which motion was denied in March 2012. A trial date has not been set.
Evolving medical standards and practices could have an impact on the defense of medical monitoring claims. For example, the first publication of the findings of the National Cancer Institute's National Lung Screening Trial (NLST) in June 2011 reported a 20% reduction in lung cancer deaths among certain long-term smokers receiving Low Dose CT Scanning for lung cancer. Since then, various public health organizations have begun to develop new lung cancer screening guidelines. Also, a number of hospitals have advertised the availability of screening programs. Other studies in this area are ongoing.
Health Care Cost Recovery Litigation
▪Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages as well. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
The claims asserted include the claim that cigarette manufacturers were "unjustly enriched" by plaintiffs' payment of health care costs allegedly attributable to smoking, as well as claims of indemnity, negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state anti-racketeering statutes.
Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, "unclean hands" (namely, that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit, and statutes of limitations. In addition, defendants argue that they should be entitled to "set off" any alleged damages to the extent the plaintiffs benefit economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by "standing in the shoes" of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs' claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United

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States Supreme Court has refused to consider plaintiffs' appeals from the cases decided by five circuit courts of appeals. In 2011, in the health care cost recovery case brought against PM USA and other defendants by the City of St. Louis, Missouri and approximately 40 Missouri hospitals, a verdict was returned in favor of the defendants.
Individuals and associations have also sued in purported class actions or as private attorneys general under the Medicare as Secondary Payer ("MSP") provisions of the Social Security Act to recover from defendants Medicare expenditures allegedly incurred for the treatment of smoking-related diseases. Cases were brought in New York (2), Florida (2) and Massachusetts (1). All were dismissed by federal courts.
In addition to the cases brought in the United States, health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria Group, Inc., in Israel (dismissed), the Marshall Islands (dismissed), and Canada (9) and other entities have stated that they are considering filing such actions.
In September 2005, in the first of several health care cost recovery cases filed in Canada, the Canadian Supreme Court ruled that legislation passed in British Columbia permitting the lawsuit is constitutional, and, as a result, the case, which had previously been dismissed by the trial court, was permitted to proceed. PM USA's and other defendants' challenge to the British Columbia court's exercise of jurisdiction was rejected by the Court of Appeals of British Columbia and, in April 2007, the Supreme Court of Canada denied review of that decision. In December 2009, the Court of Appeals of British Columbia ruled that certain defendants can proceed against the Federal Government of Canada as third parties on the theory that the Federal Government of Canada negligently misrepresented to defendants the efficacy of a low tar tobacco variety that the Federal Government of Canada developed and licensed to defendants. In May 2010, the Supreme Court of Canada granted leave to the Federal Government of Canada to appeal this decision and leave to defendants to cross-appeal the Court of Appeals' decision to dismiss claims against the Federal Government of Canada based on other theories of liability. In July 2011, the Supreme Court of Canada dismissed the third-party claims against the Federal Government of Canada.
Since the beginning of 2008, the Canadian Provinces of New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan and Prince Edward Island have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria Group, Inc. and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan and Prince Edward Island cases. The province of Nova Scotia and the territory of Nunavut have enacted similar legislation or are in the process of enacting similar legislation. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.
▪Settlements of Health Care Cost Recovery Litigation: In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the Master Settlement Agreement (the "MSA") with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the "State Settlement Agreements"). The State Settlement Agreements require that the original participating manufacturers make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the original participating manufacturers are required to pay settling plaintiffs' attorneys' fees, subject to an annual cap of $500 million. For the years ended December 31, 2012, 2011 and 2010, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements and the Fair and Equitable Tobacco Reform Act of 2004 ("FETRA") was approximately $4.9 billion, $4.8 billion and $4.8 billion, respectively.
The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.
Possible Adjustments in MSA Payments for 2003 - 2011
Pursuant to the provisions of the MSA, domestic tobacco product manufacturers, including PM USA, who are original signatories to the MSA (the "Original Participating Manufacturers" or "OPMs") are participating in proceedings that may result in downward adjustments to the amounts paid by the OPMs and the other MSA-participating manufacturers to the states and territories that are parties to the MSA for each of the years 2003 - 2011. The proceedings relate to an MSA payment adjustment (the "NPM Adjustment") based on the collective loss of market share for the relevant year by all participating manufacturers who are subject to the payment obligations and marketing restrictions of the MSA to non-participating manufacturers ("NPMs") who are not subject to such obligations and restrictions.
As part of these proceedings, an independent economic consulting firm jointly selected by the MSA parties or otherwise selected pursuant to the MSA's provisions is required to determine whether the disadvantages of the MSA were a "significant factor" contributing to the participating manufacturers' collective loss of market share for the year in question. If the firm determines that the disadvantages of the MSA were such a "significant factor," each state may avoid a downward adjustment to its share of the participating

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manufacturers' annual payments for that year by establishing that it diligently enforced a qualifying escrow statute during the entirety of that year. Any potential downward adjustment would then be reallocated to any states that do not establish such diligent enforcement. PM USA believes that the MSA's arbitration clause requires a state to submit its claim to have diligently enforced a qualifying escrow statute to binding arbitration before a panel of three former federal judges in the manner provided for in the MSA. A number of states have taken the position that this claim should be decided in state court on a state-by-state basis.
An independent economic consulting firm, jointly selected by the MSA parties, determined that the disadvantages of the MSA were a significant factor contributing to the participating manufacturers' collective loss of market share for each of the years 2003 - 2005. A different independent economic consulting firm, jointly selected by the MSA parties, determined that the disadvantages of the MSA were a significant factor contributing to the participating manufacturers' collective loss of market share for the year 2006. Following the firm's determination for 2006, the OPMs and the states agreed that the states would not contest that the disadvantages of the MSA were a significant factor contributing to the participating manufacturers' collective loss of market share for the years 2007, 2008 and 2009. Accordingly, the OPMs and the states have agreed that no "significant factor" determination by an independent economic consulting firm will be necessary with respect to the participating manufacturers' collective loss of market share for the years 2007, 2008 and 2009 (the "significant factor agreement"). This agreement became effective for 2007, 2008 and 2009 on February 1, 2010, 2011 and 2012, respectively. The OPMs and the states have agreed to extend the significant factor agreement to apply to the participating manufacturers' collective loss of market share for 2010 and 2011, as well as to any collective loss of market share that the participating manufacturers experience for 2012. This agreement will become effective for 2010 on February 1, 2013 and for 2011 on February 1, 2014. If the MSA's Independent Auditor determines that the participating manufacturers collectively lost market share for 2012, this agreement will become effective for 2012 on February 1, 2015.
Following the "significant factor" determination with respect to 2003, 38 states filed declaratory judgment actions in state courts seeking a declaration that the state diligently enforced its escrow statute during 2003. The OPMs and other MSA-participating manufacturers responded to these actions by filing motions to compel arbitration in accordance with the terms of the MSA, including filing motions to compel arbitration in 11 MSA states and territories that did not file declaratory judgment actions. Courts in all but one of the 46 MSA states and the District of Columbia and Puerto Rico have ruled that the question of whether a state diligently enforced its escrow statute during 2003 is subject to arbitration. Several of these rulings may be subject to further review. The Montana state courts have ruled that the diligent enforcement claims of that state may be litigated in state court, rather than in arbitration. In June 2012, following the denial of the OPMs' petition to the United States Supreme Court for a writ of certiorari, the participating manufacturers and Montana entered into a consent decree pursuant to which Montana will not be subject to the 2003 NPM Adjustment.
PM USA, the other OPMs and approximately 25 other MSA-participating manufacturers have entered into an agreement regarding arbitration with 45 MSA states and territories concerning the 2003 NPM Adjustment, including the states' claims of diligent enforcement for 2003. The agreement further provides for a partial liability reduction for the 2003 NPM Adjustment for states that entered into the agreement by January 30, 2009 and are determined in the arbitration not to have diligently enforced a qualifying escrow statute during 2003. Based on the number of states that entered into the agreement by January 30, 2009 (45), the partial liability reduction for those states is 20%. The partial liability reduction would reduce the amount of PM USA's 2003 NPM Adjustment by up to a corresponding percentage. The selection of the arbitration panel for the 2003 NPM Adjustment was completed in July 2010, and the arbitration is currently ongoing. Following the completion of discovery, the participating manufacturers determined to continue to contest the 2003 diligent enforcement claims of 33 states, the District of Columbia and Puerto Rico and to no longer contest such claims by 12 states and four U.S. territories (the "non-contested states"). As a result, the non-contested states will not be subject to the 2003 NPM Adjustment, and their share of any such NPM Adjustment, along with the shares of any states found by the arbitration panel to have diligently enforced during 2003, will be reallocated in accordance with the MSA to those states, if any, found by the panel not to have diligently enforced during 2003. Proceedings to determine state diligent enforcement claims for the years 2004 through 2011 have not yet been scheduled.
Once a significant factor determination in favor of the participating manufacturers for a particular year has been made by an economic consulting firm, or the states' agreement not to contest significant factor for a particular year has become effective, PM USA has the right under the MSA to pay the disputed amount of the NPM Adjustment for that year into a disputed payments account ("DPA") or withhold it altogether. PM USA has made its full MSA payment due in each year from 2006 - 2010 to the states (subject to a right to recoup the NPM Adjustment amount in the form of a credit against future MSA payments), even though it had the right to deduct the disputed amounts of the 2003 - 2007 NPM Adjustments, as described above, from such MSA payments. PM USA paid its share of the amount of the disputed 2008 and 2009 NPM Adjustments shown below into the DPA in connection with its MSA payments due in 2011 and 2012, respectively. The approximate maximum principal amounts of PM USA's share of the disputed NPM Adjustment for the years 2003 through 2011, as currently calculated by the

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MSA's Independent Auditor, are as follows (the amounts

shown below do not include the interest or earnings thereon to which PM USA believes it would be entitled in the manner provided in the MSA and do not reflect the partial liability reduction for the 2003 NPM Adjustment pursuant to the arbitration agreement described above):

Year for which NPM Adjustment calculated	2003	2004	2005	2006	2007	2008	2009	2010	2011

Year in which deduction for NPM Adjustment may be taken	2006	2007	2008	2009	2010	2011	2012	2013	2014

PM USA's Approximate Share of Disputed NPM Adjustment (in millions)	$337	$388	$181	$154	$185	$252	$206	$208	$137
Effective December 17, 2012, PM USA, the other OPMs and certain other participating manufacturers entered into a Term Sheet with 17 MSA states, the District of Columbia and Puerto Rico for settlement of the 2003 - 2012 NPM Adjustments with those states and territories (the "signatory States"). The Term Sheet is subject to approval by the arbitration panel in the pending NPM Adjustment arbitration, which could come in the form of a stipulated award. While it is possible that additional MSA states may subsequently join the Term Sheet, states that have not joined the Term Sheet (the "non-signatory States") have raised potential objections concerning the Term Sheet with the arbitration panel. Also, a number of non-signatory States have indicated that they may attempt to take action in state court to prevent the settlement from proceeding or to seek other relief with respect to the settlement. No assurance can be given that the arbitration panel will issue the order necessary for the Term Sheet to proceed or that the objections or any other such actions by non-signatory States will be resolved in a manner favorable to PM USA. PM USA continues to reserve all rights regarding the NPM Adjustments with respect to the non-signatory States.
Under the Term Sheet, the OPMs will receive reductions to future MSA payments in an amount equal to 46% of the signatory States' aggregate allocable share of the OPMs' aggregate 2003 - 2012 NPM Adjustments. The OPMs have agreed that, subject to certain conditions, PM USA will receive approximately 28% of such reduction (which is the maximum percentage allocation of the total 2003 - 2012 NPM Adjustments to which PM USA was entitled under the MSA); R.J. Reynolds will receive approximately 60% of such reductions; and Lorillard will receive approximately 12% of such reductions. Based on the identity of the current signatory States and an estimate of the 2012 NPM Adjustment, PM USA expects to receive a reduction in its MSA payment obligation of approximately $450 million. This estimated amount is subject to change depending on a variety of factors related to the calculation of the reductions. If the Term Sheet proceeds, PM USA would record the amount as a corresponding increase in its reported pre-tax earnings.
Subject to certain conditions, PM USA expects to receive all of its reduction under the Term Sheet through a credit against its April 2013 MSA payment. R.J. Reynolds and Lorillard are expected to receive part of their reductions through credits against their April 2013 MSA payments and part through reductions in their MSA payments in April 2014 - April 2017.
As part of the settlement, each of the signatory States will receive its portion of over $4 billion from the DPA. In this context, PM USA will authorize release to the signatory States of their allocable share of the $458 million that PM USA has paid into the DPA (plus the accumulated earnings thereon), which amounts to approximately $190 million.
The Term Sheet also provides that the NPM Adjustment provision will be revised and streamlined as to the signatory States for years after 2012. In connection with the settlement, the formula for allocating among the OPMs the revised NPM Adjustments applicable in the future to the signatory States will be modified in a manner favorable to PM USA, although the extent to which it is favorable to PM USA will be dependent upon certain future events, including the future relative market shares of the OPMs.
Except to the extent that a settlement under the Term Sheet proceeds and except with respect to the non-contested non-signatory States in regard to the 2003 NPM Adjustment, PM USA intends to pursue vigorously the disputed NPM Adjustments for 2003 - 2011 through the arbitration proceedings described above. If the Term Sheet proceeds, the maximum principal amounts of PM USA's share of the disputed NPM Adjustments for 2003 - 2012 set forth in the table above are subject to being reduced to reflect the settlement under the Term Sheet in a manner to be determined. PM USA believes that such determination would be made as part of the arbitration proceedings, but some non-signatory States have indicated that they may take the position that the determination would be made by state courts. In addition, the amounts in such table may be recalculated by the MSA's Independent Auditor if it receives information that is different from or in addition to the information on which it based these calculations, including, among other things, if it receives revised sales volumes from any participating manufacturer. Disputes among the manufacturers could also reduce the foregoing amounts. The availability and the precise amount of any NPM Adjustment for 2003 - 2011 obtained through such proceedings (as opposed to the settlement) will not be finally determined until 2013 or thereafter. There is no certainty that the OPMs and other MSA-participating manufacturers would ultimately receive any adjustment as a result of these proceedings, and the amount of any adjustment received for a year could be less than the amount for that year listed above. If the OPMs do receive such an adjustment through these proceedings (apart from the Term Sheet), the

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adjustment would be allocated among the OPMs pursuant to the MSA's provisions. It is expected that PM USA would receive its share of any adjustments for 2003 - 2007 in the form of a credit against future MSA payments and its share of any adjustment for 2008 or 2009 in the form of a withdrawal from the DPA.
▪Other Disputes Related to MSA Payments: In addition to the disputed NPM Adjustments described above, MSA states and participating manufacturers, including PM USA, are conducting another arbitration to resolve certain other disputes related to the calculation of the participating manufacturers' payments under the MSA. PM USA disputes the method by which ounces of "roll your own" tobacco have been converted to cigarettes for purposes of calculating the downward volume adjustments to its MSA payments. PM USA believes that, for the years 2004 − 2012, the use of an incorrect conversion method resulted in excess MSA payments by PM USA in those years of approximately $92 million in the aggregate. If PM USA prevails on this issue, it would be entitled to a credit against future MSA payments in that amount, plus interest. In addition, PM USA seeks application of what it believes to be the correct method for payments to be made in years subsequent to 2012.
This arbitration will also resolve a dispute concerning whether the total domestic cigarette market and certain other calculations related to the participating manufacturers' MSA payments should be determined based on the "net" number of cigarettes on which federal excise tax is paid, as is currently the case, or whether the "adjusted gross" number of cigarettes on which federal excise tax is paid is the correct methodology. PM USA does not have sufficient information at this time to determine the aggregate impact on its MSA payments that would result from a change from the "net" to the "adjusted gross" methodology.
This arbitration proceeding concluded on December 13, 2012, but the panel has not issued a ruling. No assurance can be given that PM USA will prevail in this arbitration.
▪Other MSA-Related Litigation: Without naming PM USA or any other private party as a defendant, NPMs and/or their distributors or customers have filed several legal challenges to the MSA and related legislation. New York state officials and the Attorneys General of a number of other states were defendants in a lawsuit (King, formerly Pryor) filed in the United States District Court for the Southern District of New York in which plaintiffs alleged that the MSA and/or related legislation violated federal antitrust laws and the Commerce Clause of the United States Constitution. In March 2011, the trial court granted summary judgment on all claims for the New York state officials. Plaintiffs appealed to the United States Court of Appeals for the Second Circuit. In June 2012, the Second Circuit dismissed that appeal pursuant to a stipulation of the parties, concluding the litigation.
In addition to the King decision above, the United States Courts of Appeals for the Second, Fifth, Sixth, Eighth, Ninth and Tenth Circuits have affirmed dismissals or grants of summary judgment in favor of state officials in seven other cases asserting antitrust and constitutional challenges to the allocable share amendment legislation in those states.
In January 2011, an international arbitration tribunal rejected claims brought against the United States challenging MSA-related legislation in various states under the North American Free Trade Agreement.
Federal Government's Lawsuit
In 1999, the United States government filed a lawsuit in the United States District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria Group, Inc., asserting claims under three federal statutes, namely the Medical Care Recovery Act ("MCRA"), the MSP provisions of the Social Security Act and the civil provisions of RICO. Trial of the case ended in June 2005. The lawsuit sought to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants' fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans' health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleged that such costs total more than $20 billion annually. It also sought what it alleged to be equitable and declaratory relief, including disgorgement of profits that arose from defendants' allegedly tortious conduct, an injunction prohibiting certain actions by the defendants, and a declaration that the defendants are liable for the federal government's future costs of providing health care resulting from defendants' alleged past tortious and wrongful conduct. In September 2000, the trial court dismissed the government's MCRA and MSP claims, but permitted discovery to proceed on the government's claims for relief under the civil provisions of RICO.
The government alleged that disgorgement by defendants of approximately $280 billion is an appropriate remedy. In May 2004, the trial court issued an order denying defendants' motion for partial summary judgment limiting the disgorgement remedy. In February 2005, a panel of the United States Court of Appeals for the District of Columbia Circuit held that disgorgement is not a remedy available to the government under the civil provisions of RICO and entered summary judgment in favor of defendants with respect to the disgorgement claim. In July 2005, the government petitioned the United States Supreme Court for further review of the Court of Appeals' ruling that disgorgement is not an available remedy, and in October 2005, the Supreme Court denied the petition.
In June 2005, the government filed with the trial court its proposed final judgment seeking remedies of approximately $14 billion, including $10 billion over a five-year period to fund a national smoking cessation program and $4 billion over a 10-year period to fund a public education and counter-marketing campaign. Further, the government's proposed remedy would have required defendants to pay additional monies to these programs if targeted reductions in the smoking rate of those under 21 were not achieved according to a prescribed timetable. The government's proposed

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remedies also included a series of measures and restrictions applicable to cigarette business operations, including, but not limited to, restrictions on advertising and marketing, potential measures with respect to certain price promotional activities and research and development, disclosure requirements for certain confidential data and implementation of a monitoring system with potential broad powers over cigarette operations.
In August 2006, the federal trial court entered judgment in favor of the government. The court held that certain defendants, including Altria Group, Inc. and PM USA, violated RICO and engaged in seven of the eight "sub-schemes" to defraud that the government had alleged. Specifically, the court found that:

▪	defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;

▪	defendants hid from the public that cigarette smoking and nicotine are addictive;

▪	defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;

▪	defendants falsely marketed and promoted "low tar/light" cigarettes as less harmful than full-flavor cigarettes;

▪	defendants falsely denied that they intentionally marketed to youth;

▪	defendants publicly and falsely denied that ETS is hazardous to non-smokers; and

▪	defendants suppressed scientific research.
The court did not impose monetary penalties on the defendants, but ordered the following relief: (i) an injunction against "committing any act of racketeering" relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against "making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes"; (iv) an injunction against conveying any express or implied health message through use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including "lights," "ultra lights" and "low tar," which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of "corrective statements" in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking "low tar" or "light" cigarettes, defendants' manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure on defendants' public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the Federal Trade Commission ("FTC") for a period of ten years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the United States; and (ix) payment of the government's costs in bringing the action.
The defendants appealed and, in May 2009, a three judge panel of the Court of Appeals for the District of Columbia Circuit issued a per curiam decision largely affirming the trial court's judgment against defendants and in favor of the government. Although the panel largely affirmed the remedial order that was issued by the trial court, it vacated the following aspects of the order:

▪	its application to defendants' subsidiaries;

▪	the prohibition on the use of express or implied health messages or health descriptors, but only to the extent of extraterritorial application;

▪	its point-of-sale display provisions; and

▪	its application to Brown & Williamson Holdings.
The Court of Appeals panel remanded the case for the trial court to reconsider these four aspects of the injunction and to reformulate its remedial order accordingly.
Furthermore, the Court of Appeals panel rejected all of the government's and intervenors' cross appeal arguments and refused to broaden the remedial order entered by the trial court. The Court of Appeals panel also left undisturbed its prior holding that the government cannot obtain disgorgement as a permissible remedy under RICO.
In July 2009, defendants filed petitions for a rehearing before the panel and for a rehearing by the entire Court of Appeals. Defendants also filed a motion to vacate portions of the trial court's judgment on the grounds of mootness because of the passage of the Family Smoking Prevention and Tobacco Control Act ("FSPTCA"), granting the United States Food and Drug Administration (the "FDA") broad authority over the regulation of tobacco products. In September 2009, the Court of Appeals entered three per curiam rulings. Two of them denied defendants' petitions for panel rehearing or for rehearing en banc. In the third per curiam decision, the Court of Appeals denied defendants' suggestion of mootness and motion for partial vacatur. In February 2010, PM USA and Altria Group, Inc. filed their certiorari petitions with the United States Supreme Court. In addition, the federal government and the intervenors filed their own certiorari

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petitions, asking the court to reverse an earlier Court of Appeals decision and hold that civil RICO allows the trial court to order disgorgement as well as other equitable relief, such as smoking cessation remedies, designed to redress continuing consequences of prior RICO violations. In June 2010, the United States Supreme Court denied all of the parties' petitions. In July 2010, the Court of Appeals issued its mandate lifting the stay of the trial court's judgment and remanding the case to the trial court. As a result of the mandate, except for those matters remanded to the trial court for further proceedings, defendants are now subject to the injunction discussed above and the other elements of the trial court's judgment.
In February 2011, the government submitted its proposed corrective statements and the trial court referred issues relating to a document repository to a special master. The defendants filed a response to the government's proposed corrective statements and filed a motion to vacate the trial court's injunction in light of the FSPTCA, which motion was denied in June 2011. The defendants appealed the trial court's ruling to the United States Court of Appeals for the District of Columbia Circuit. On July 27, 2012, the Court of Appeals affirmed the district court's denial of the defendants' motion to vacate the district court's injunction.
Remaining issues pending include: (i) the specifics relating to the court-ordered corrective statements and (ii) the requirements related to point-of-sale signage. On November 27, 2012, the district court issued its order specifying the content of the corrective statements described above. The district court's order requires that the parties engage in negotiations with the special master regarding implementation of the corrective statements remedy, which negotiations are to conclude by March 2013. Unresolved issues will be decided by the special master and the court. The defendants filed a notice of appeal from the corrective statements order on January 25, 2013 and a motion to hold the notice of appeal in abeyance on January 30, 2013.
In December 2011, the parties to the lawsuit entered into an agreement as to the issues concerning the document repository. Pursuant to this agreement, PM USA agreed to deposit an amount of approximately $3.1 million into the district court in installments over a five-year period.
"Lights/Ultra Lights" Cases
▪Overview: Plaintiffs in certain pending matters seek certification of their cases as class actions and allege, among other things, that the uses of the terms "Lights" and/or "Ultra Lights" constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and seek injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria Group, Inc. or its subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. As of December 31, 2012, a total of 14 such cases were pending in the United States. Three of these cases were pending in U.S. federal courts as discussed below. The other cases were pending in various U.S. state courts. In addition, a purported "Lights" class action is pending against PM USA in Israel.
In the one "Lights" case pending in Israel (El-Roy), hearings on plaintiffs' motion for class certification were held in November and December 2008, and an additional hearing on class certification was held in November 2011. On November 28, 2012, the trial court denied the plaintiffs' motion for class certification and ordered the plaintiffs to pay the defendants approximately $100,000 in attorney fees. Plaintiffs in that case have noticed an appeal. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.
▪The Good Case: In May 2006, a federal trial court in Maine granted PM USA's motion for summary judgment in Good, a purported "Lights" class action, on the grounds that plaintiffs' claims are preempted by the Federal Cigarette Labeling and Advertising Act ("FCLAA") and dismissed the case. In December 2008, the United States Supreme Court ruled that plaintiffs' claims are not barred by federal preemption. Although the Court rejected the argument that the FTC's actions were so extensive with respect to the descriptors that the state law claims were barred as a matter of federal law, the Court's decision was limited: it did not address the ultimate merits of plaintiffs' claim, the viability of the action as a class action, or other state law issues. The case was returned to the federal court in Maine and consolidated with other federal cases in the multidistrict litigation proceeding discussed below. In June 2011, the plaintiffs voluntarily dismissed the case without prejudice after the district court denied plaintiffs' motion for class certification, concluding the litigation.
▪Federal Multidistrict Proceeding and Subsequent Developments: Since the December 2008 United States Supreme Court decision in Good, and through December 31, 2012, 24 purported "Lights" class actions were served upon PM USA and, in certain cases, Altria Group, Inc. These cases were filed in 14 states, the U.S. Virgin Islands and the District of Columbia. All of these cases either were filed in federal court or were removed to federal court by PM USA and were transferred and consolidated by the Judicial Panel on Multidistrict Litigation ("JPMDL") before the United States District Court for the District of Maine for pretrial proceedings ("MDL proceeding").

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In November 2010, the district court in the MDL proceeding denied plaintiffs' motion for class certification in four cases, covering the jurisdictions of California, the District of Columbia, Illinois and Maine. These jurisdictions were selected by the parties as sample cases, with two selected by plaintiffs and two selected by defendants. Plaintiffs sought appellate review of this decision but, in February 2011, the United States Court of Appeals for the First Circuit denied plaintiffs' petition for leave to appeal. Later that year, plaintiffs in 13 cases voluntarily dismissed without prejudice their cases. In April 2012, the JPMDL remanded the remaining four cases (Phillips, Tang, Wyatt and Cabbat) back to the federal district courts in which the suits originated. In Tang, which was pending in the United States District Court for the Eastern District of New York, the plaintiffs voluntarily dismissed the case without prejudice in July 2012, concluding the litigation.
In Phillips, which is now pending in the United States District Court for the Northern District of Ohio, defendants filed in June 2012 a motion for partial judgment on the pleadings on plaintiffs' class action consumer sales practices claims and a motion for judgment on the pleadings on plaintiffs' state deceptive trade practices claims. A hearing on plaintiff's motion for class certification currently is set for August 30, 2013.
In Cabbat, which is pending in the United States District Court for the District of Hawaii, plaintiffs in July 2012 amended their complaint, adding a claim for unjust enrichment and dropping their claims for breach of express and implied warranty.
In Wyatt, which is pending in the United States District Court for the Eastern District of Wisconsin, plaintiffs filed a motion for class certification on January 11, 2013.
▪"Lights" Cases Dismissed, Not Certified or Ordered De-Certified: To date, in addition to the district court in the MDL proceeding, 16 courts in 17 "Lights" cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA.
Trial courts in Arizona, Illinois, Kansas, New Jersey, New Mexico, Oregon, Tennessee and Washington have refused to grant class certification or have dismissed plaintiffs' class action allegations. Plaintiffs voluntarily dismissed a case in Michigan after a trial court dismissed the claims plaintiffs asserted under the Michigan Unfair Trade and Consumer Protection Act.
Several appellate courts have issued rulings that either affirmed rulings in favor of Altria Group, Inc. and/or PM USA or reversed rulings entered in favor of plaintiffs. In Florida, an intermediate appellate court overturned an order by a trial court that granted class certification in Hines. The Florida Supreme Court denied review in January 2008. The Supreme Court of Illinois has overturned a judgment that awarded damages to a certified class in the Price case. See The Price Case below for further discussion. In Louisiana, the United States Court of Appeals for the Fifth Circuit dismissed a purported "Lights" class action brought in Louisiana federal court (Sullivan) on the grounds that plaintiffs' claims were preempted by the FCLAA. In New York, the United States Court of Appeals for the Second Circuit overturned a decision by a New York trial court in Schwab that granted plaintiffs' motion for certification of a nationwide class of all United States residents that purchased cigarettes in the United States that were labeled "Light" or "Lights." In July 2010, plaintiffs in Schwab voluntarily dismissed the case with prejudice. In Ohio, the Ohio Supreme Court overturned class certifications in the Marrone and Phillips cases. Plaintiffs voluntarily dismissed without prejudice both cases in August 2009, but refiled in federal court (discussed above). The Supreme Court of Washington denied a motion for interlocutory review filed by the plaintiffs in the Davies case that sought review of an order by the trial court that refused to certify a class. Plaintiffs subsequently voluntarily dismissed the Davies case with prejudice. In August 2011, the United States Court of Appeals for the Seventh Circuit affirmed the Illinois federal district court's dismissal of "Lights" claims brought against PM USA in the Cleary case. In Curtis, a certified class action, in May 2012, the Minnesota Supreme Court affirmed the trial court's entry of summary judgment in favor of PM USA, concluding this litigation.
In Lawrence, in August 2012, the New Hampshire Supreme Court reversed the trial court's order to certify a class and subsequently denied plaintiffs' rehearing petition. On October 26, 2012, the case was dismissed after plaintiffs filed a motion to dismiss the case with prejudice, concluding this litigation.
In Oregon (Pearson), a state court denied plaintiff's motion for interlocutory review of the trial court's refusal to certify a class. In February 2007, PM USA filed a motion for summary judgment based on federal preemption and the Oregon statutory exemption. In September 2007, the district court granted PM USA's motion based on express preemption under the FCLAA, and plaintiffs appealed this dismissal and the class certification denial to the Oregon Court of Appeals. Argument was held in April 2010.
Other Developments
In December 2009, the state trial court in the Carroll (formerly known as Holmes) case (pending in Delaware) denied PM USA's motion for summary judgment based on an exemption provision in the Delaware Consumer Fraud Act. In January 2011, the trial court allowed the plaintiffs to file an amended complaint substituting class representatives and naming Altria Group, Inc. and PMI as additional defendants. In July 2011, the parties stipulated to the dismissal without prejudice of Altria Group, Inc. and PMI. The stipulation is signed by the parties but not yet approved by the trial court. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

In June 2007, the United States Supreme Court reversed the lower court rulings in the Miner (formerly known as Watson) case that denied plaintiffs' motion to have the case heard in a state, as opposed to federal, trial court. The Supreme Court rejected defendants' contention that the case must be tried in federal court under the "federal officer" statute. The case was removed to federal court in Arkansas and the case was transferred to the MDL proceeding discussed above. In November 2010, the district court in the MDL proceeding remanded the case to Arkansas state court. In December 2011, the plaintiffs voluntarily dismissed their claims against Altria Group, Inc. without prejudice. A class certification hearing is set to begin on October 22, 2013.
▪The Price Case: Trial in the Price case commenced in state court in Illinois in January 2003, and in March 2003, the judge found in favor of the plaintiff class and awarded $7.1 billion in compensatory damages and $3 billion in punitive damages against PM USA. In December 2005, the Illinois Supreme Court reversed the trial court's judgment in favor of the plaintiffs. In November 2006, the United States Supreme Court denied plaintiffs' petition for writ of certiorari and, in December 2006, the Circuit Court of Madison County enforced the Illinois Supreme Court's mandate and dismissed the case with prejudice.
In December 2008, plaintiffs filed with the trial court a petition for relief from the final judgment that was entered in favor of PM USA. Specifically, plaintiffs sought to vacate the judgment entered by the trial court on remand from the 2005 Illinois Supreme Court decision overturning the verdict on the ground that the United States Supreme Court's December 2008 decision in Good demonstrated that the Illinois Supreme Court's decision was "inaccurate." PM USA filed a motion to dismiss plaintiffs' petition and, in February 2009, the trial court granted PM USA's motion on the basis that the petition was not timely filed. In March 2009, the Price plaintiffs filed a notice of appeal with the Fifth Judicial District of the Appellate Court of Illinois. In February 2011, the intermediate appellate court ruled that the petition was timely filed and reversed the trial court's dismissal of the plaintiffs' petition and, in September 2011, the Illinois Supreme Court declined PM USA's petition for review. As a result, the case was returned to the trial court for proceedings on whether the court should grant the plaintiffs' petition to reopen the prior judgment. In February 2012, plaintiffs filed an amended petition, which PM USA opposed. Subsequently, in responding to PM USA's opposition to the amended petition, plaintiffs asked the trial court to reinstate the original judgment.  The trial court denied plaintiffs' petition on December 12, 2012. On January 8, 2013, plaintiffs filed a notice of appeal with the Fifth Judicial District. On January 16, 2013, PM USA filed a motion asking the Illinois Supreme Court to immediately exercise its jurisdiction over the appeal.
In June 2009, the plaintiff in an individual smoker

lawsuit (Kelly) brought on behalf of an alleged smoker of "Lights" cigarettes in Madison County, Illinois state court filed a motion seeking a declaration that his claims under the Illinois Consumer Fraud Act are not (i) barred by the exemption in that statute based on his assertion that the Illinois Supreme Court's decision in Price is no longer good law in light of the decisions by the United States Supreme Court in Good and Watson, and (ii) preempted in light of the United States Supreme Court's decision in Good. In September 2009, the court granted plaintiff's motion as to federal preemption, but denied it with respect to the state statutory exemption.
▪State Trial Court Class Certifications: State trial courts have certified classes against PM USA in several jurisdictions. Over time, several such cases have been dismissed by the courts at the summary judgment stage. Certified class actions remain pending in California (Brown), Massachusetts (Aspinall) and Missouri (Larsen). Significant developments in these cases include:

▪
Aspinall: In August 2004, the Massachusetts Supreme Judicial Court affirmed the class certification order. In August 2006, the trial court denied PM USA's motion for summary judgment and granted plaintiffs' motion for summary judgment on the defenses of federal preemption and a state law exemption to Massachusetts' consumer protection statute. On motion of the parties, the trial court subsequently reported its decision to deny summary judgment to the appeals court for review and stayed further proceedings pending completion of the appellate review. In December 2008, subsequent to the United States Supreme Court's decision in Good, the Massachusetts Supreme Judicial Court issued an order requesting that the parties advise the court within 30 days whether the Good decision is dispositive of federal preemption issues pending on appeal. In January 2009, PM USA notified the Massachusetts Supreme Judicial Court that Good is dispositive of the federal preemption issues on appeal, but requested further briefing on the state law statutory exemption issue. In March 2009, the Massachusetts Supreme Judicial Court affirmed the order denying summary judgment to PM USA and granting the plaintiffs' cross-motion. In January 2010, plaintiffs moved for partial summary judgment as to liability claiming collateral estoppel from the findings in the case brought by the Department of Justice (see Health Care Cost Recovery Litigation - Federal Government's Lawsuit described above). In March 2012, the trial court denied plaintiffs' motion.

▪
Brown: In May 2009, the California Supreme Court reversed the trial court decision decertifying the class and remanded the case to the trial court. At this time, the sole remaining theory of liability in this action is whether the marketing of "Lights" cigarettes was deceptive to consumers. In September 2012, at the plaintiffs' request, the trial court dismissed all defendants except PM USA from the lawsuit. Trial is currently scheduled for April 19, 2013.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

▪
Larsen: In August 2005, a Missouri Court of Appeals affirmed the class certification order. In December 2009, the trial court denied plaintiffs' motion for reconsideration of the period during which potential class members can qualify to become part of the class. The class period remains 1995 through 2003. In June 2010, PM USA's motion for partial summary judgment regarding plaintiffs' request for punitive damages was denied. In April 2010, plaintiffs moved for partial summary judgment as to an element of liability in the case, claiming collateral estoppel from the findings in the case brought by the Department of Justice (see Federal Government's Lawsuit described above). The plaintiffs' motion was denied in December 2010. In June 2011, PM USA filed various summary judgment motions challenging the plaintiffs' claims. In August 2011, the trial court granted PM USA's motion for partial summary judgment, ruling that plaintiffs could not present a damages claim based on allegations that Marlboro Lights are more dangerous than Marlboro Reds. The trial court denied PM USA's remaining summary judgment motions. Trial in the case began in September 2011 and, in October 2011 the court declared a mistrial after the jury failed to reach a verdict. The court has continued the new trial through January 2014, with an exact date to be determined.

Certain Other Tobacco-Related Litigation
▪Tobacco Price Case:  One case remains pending in Kansas (Smith) in which plaintiffs allege that defendants, including PM USA and Altria Group, Inc., conspired to fix cigarette prices in violation of antitrust laws. Plaintiffs' motion for class certification was granted. In March 2012, the trial court granted defendants' motions for summary judgment. Plaintiffs sought the trial court's reconsideration of its decision, but in June 2012, the trial court denied plaintiffs' motion for reconsideration. Plaintiffs have appealed the decision, and the defendants have cross-appealed the trial court's class certification decision, to the Court of Appeals of Kansas.
▪Ignition Propensity Cases:  PM USA is currently facing litigation alleging that a fire caused by cigarettes led to individuals' deaths.  In a Kentucky case (Walker), the federal district court denied plaintiffs' motion to remand the case to state court and dismissed plaintiffs' claims in February 2009. Plaintiffs subsequently filed a notice of appeal.  In October 2011, the United States Court of Appeals for the Sixth Circuit reversed the portion of the district court decision that denied remand of the case to Kentucky state court and remanded the case to Kentucky state court. The Sixth Circuit did not address the merits of the district court's dismissal order. Defendants' petition for rehearing with the Sixth Circuit was denied in December 2011.
▪False Claims Act Case: PM USA is a defendant in a qui tam action filed in the United States District Court for the District of Columbia (United States ex rel. Anthony Oliver) alleging violation of the False Claims Act in connection with sales of cigarettes to the U.S. military. The relator contends that PM USA violated "most favored customer" provisions in government contracts and regulations by selling cigarettes to non-military customers in overseas markets at more favorable prices than it sold to the U.S. military exchange services for resale on overseas military bases in those same markets. The relator has dropped Altria Group, Inc. as a defendant and has dropped claims related to post-MSA price increases on cigarettes sold to the U.S. military. In July 2012, PM USA filed a motion to dismiss.
▪Argentine Grower Cases: PM USA and Altria Group, Inc. were named as defendants in three cases (Hupan, Chalanuk and Rodriguez Da Silva) filed in Delaware state court against multiple defendants by the parents of minor Argentine children born with alleged birth defects. Plaintiffs in these cases allege that they grew tobacco in Argentina under contract with Tabacos Norte S.A., an alleged subsidiary of PMI, and that they and their infant children were exposed directly and in utero to hazardous herbicides and pesticides used in the production and cultivation of tobacco. Plaintiffs seek compensatory and punitive damages against all defendants under U.S. and Argentine law. Altria Group, Inc. and PM USA are in discussions with PMI regarding indemnification for these cases pursuant to the Distribution Agreement between Altria Group, Inc. and PMI. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement. Discussion with other defendants regarding indemnification are also ongoing. On December 11, 2012, Altria Group, Inc. and certain other defendants were dismissed from the cases. The three remaining defendants are PM USA, Philip Morris Global Brands (a subsidiary of PMI) and Monsanto Company.
UST Litigation
Claims related to smokeless tobacco products generally fall within the following categories:
First, UST and/or its tobacco subsidiaries has been named in certain actions in West Virginia (See In re: Tobacco Litigation above) brought by or on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers, and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are five individuals alleging use of USSTC's smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products. USSTC, along with other non-cigarette manufacturers, has remained severed from such proceedings since December 2001.
Second, UST and/or its tobacco subsidiaries has been named in a number of other individual tobacco and health suits over time. Plaintiffs' allegations of liability in these cases are based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

defect, failure to warn, breach of implied warranty, addiction, and breach of consumer protection statutes. Plaintiffs seek various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases include lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. USSTC is currently named in one such action in Florida (Vassallo).
Certain Other Actions
▪IRS Challenges to PMCC Leases: As discussed in Note 7. Finance Assets, net, Note 14. Income Taxes and Note 15. Segment Reporting above, Altria Group, Inc. entered into the Closing Agreement with the IRS in May 2012 that conclusively resolved the federal income tax treatment for all prior and future tax years of LILO and SILO transactions entered into by PMCC.
Pursuant to the Closing Agreement, Altria Group, Inc. paid $456 million in federal income taxes and related estimated interest with respect to the 2000 through 2010 tax years in June 2012. This payment is net of federal income taxes that Altria Group, Inc. paid on gains associated with sales of assets leased in the LILO and SILO transactions from January 1, 2008 through December 31, 2011. In addition, Altria Group, Inc. expects to pay approximately $50 million in state taxes and related estimated interest for the 2000 through 2010 tax years, of which $28 million was paid in 2012 with the balance expected to be paid in 2013. The tax component of these payments represents an acceleration of federal and state income taxes that Altria Group, Inc. would have otherwise paid over the lease terms of the LILO and SILO transactions.
The IRS disallowed the tax benefits pertaining to PMCC's LILO and SILO transactions for the 1996 through 2003 tax years and was expected to disallow such benefits for the 2004 through 2009 tax years. Pursuant to the Closing Agreement, the IRS will not assess against Altria Group, Inc. any additional taxes or any penalties in any open tax year through the 2010 tax year related to the LILO and SILO transactions; nor will the IRS impose penalties with respect to any prior tax years. Altria Group, Inc. did not claim tax benefits pertaining to the LILO and SILO transactions in the 2010 and 2011 tax years and, under the terms of the Closing Agreement, will not claim such benefits in future tax years.
In June 2011, Altria Group, Inc. recorded a one-time charge of $627 million against its reported earnings related to the tax treatment of the LILO and SILO transactions. In quantifying this charge, Altria Group, Inc. was required to make assumptions regarding the timing and terms of a potential settlement of this matter with the IRS. As a result of differences between those assumptions and the terms of the Closing Agreement, Altria Group, Inc. recorded a one-time net earnings benefit of $68 million during the second quarter of 2012 due primarily to lower than estimated interest expense on tax underpayments.
Pursuant to the Closing Agreement, Altria Group, Inc. also agreed to dismiss, with prejudice, the litigation in federal court related to the tax treatment of the LILO and SILO transactions and to relinquish its right to seek refunds for federal taxes and interest previously paid. The court entered the order of dismissal in May 2012 and Altria Group, Inc. reduced both Other assets and tax liabilities on its condensed consolidated balance sheet by approximately $750 million, which represents the remaining amount of federal taxes and interest that Altria Group, Inc. previously paid and accounted for as deposits pending the outcome of the LILO and SILO dispute.
Altria Group, Inc. previously paid a total of approximately $1.1 billion ($945 million in 2010) in federal income taxes and interest with respect to the LILO and SILO transactions.  Altria Group, Inc. treated the amounts paid to the IRS as deposits for financial reporting purposes pending the ultimate outcomes of the litigation and did not include such amounts in the supplemental disclosure of cash paid for income taxes on the consolidated statements of cash flows in the years paid.  During the years ended December 31, 2012 and 2011, Altria Group, Inc. relinquished its right to seek refunds of the deposits and included approximately $750 million and $362 million, respectively, in the supplemental disclosure of cash paid for income taxes on the consolidated statements of cash flows.
▪Kraft Thrift Plan Cases: Four participants in the Kraft Foods Global, Inc. Thrift Plan ("Kraft Thrift Plan"), a defined contribution plan, filed a class action complaint (George II) on behalf of all participants and beneficiaries of the Kraft Thrift Plan in July 2008 in the United States District Court for the Northern District of Illinois alleging breach of fiduciary duty under the Employee Retirement Income Security Act ("ERISA"). Named defendants in this action included Altria Corporate Services, Inc. (now Altria Client Services Inc.) and certain company committees that allegedly had a relationship to the Kraft Thrift Plan. Plaintiffs requested, among other remedies, that defendants restore to the Kraft Thrift Plan all losses improperly incurred. In August 2011, Altria Client Services Inc. and a company committee that allegedly had a relationship to the Kraft Thrift Plan were added as defendants in another class action previously brought by the same plaintiffs in 2006 (George I), in which plaintiffs allege defendants breached their fiduciary duties under ERISA by offering company stock funds in a unitized format and by allegedly overpaying for recordkeeping services. In June 2012, the district court approved a court-approved class-wide settlement for George I and George II that does not require any payment by the Altria Group, Inc. defendants, concluding this litigation.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Environmental Regulation
Altria Group, Inc. and its subsidiaries (and former subsidiaries) are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: The Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as "Superfund"), which can impose joint and several liability on each responsible party. Subsidiaries (and former subsidiaries) of Altria Group, Inc. are involved in several matters subjecting them to potential costs of remediation and natural resource damages under Superfund or other laws and regulations. Altria Group, Inc.'s subsidiaries expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that subsidiaries of Altria Group, Inc. may undertake in the future. In the opinion of management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria Group, Inc.'s consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, certain subsidiaries of Altria Group, Inc. have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2012, subsidiaries of Altria Group, Inc. were also contingently liable for $31 million of guarantees related to their own performance, consisting primarily of surety bonds. In addition, from time to time, subsidiaries of Altria Group, Inc. issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on Altria Group, Inc.'s liquidity.
Under the terms of a distribution agreement between Altria Group, Inc. and PMI (the "Distribution Agreement"), entered into as a result of Altria Group, Inc.'s 2008 spin-off of its former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria Group, Inc. and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria Group, Inc. does not have a related liability recorded on its consolidated balance sheet at December 31, 2012 as the fair value of this indemnification is insignificant.
As more fully discussed in Note 19. Condensed Consolidating Financial Information, PM USA has issued guarantees relating to Altria Group, Inc.'s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program.
Redeemable Noncontrolling Interest
In September 2007, Ste. Michelle completed the acquisition of Stag's Leap Wine Cellars through one of its consolidated subsidiaries, Michelle-Antinori, LLC ("Michelle-Antinori"), in which Ste. Michelle holds an 85% ownership interest with a 15% noncontrolling interest held by Antinori California ("Antinori"). In connection with the acquisition of Stag's Leap Wine Cellars, Ste. Michelle entered into a put arrangement with Antinori. The put arrangement, as later amended, provides Antinori with the right to require Ste. Michelle to purchase its 15% ownership interest in Michelle-Antinori at a price equal to Antinori's initial investment of $27 million. The put arrangement became exercisable on September 11, 2010 and has no expiration date. As of December 31, 2012, the redemption value of the put arrangement did not exceed the noncontrolling interest balance. Therefore, no adjustment to the value of the redeemable noncontrolling interest was recognized on the consolidated balance sheet for the put arrangement.
The noncontrolling interest put arrangement is accounted for as mandatorily redeemable securities because redemption is outside of the control of Ste. Michelle. As such, the redeemable noncontrolling interest is reported in the mezzanine equity section on the consolidated balance sheets at December 31, 2012 and 2011.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 19.

Condensed Consolidating Financial Information:
PM USA, which is a wholly-owned subsidiary of Altria Group, Inc., has issued guarantees relating to Altria Group, Inc.'s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (the "Guarantees"). Pursuant to the Guarantees, PM USA fully and unconditionally guarantees, as primary obligor, the payment and performance of Altria Group, Inc.'s obligations under the guaranteed debt instruments (the "Obligations"), subject to release under certain customary circumstances as noted below.
The Guarantees provide that PM USA guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of PM USA under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria Group, Inc. or PM USA.
The obligations of PM USA under the Guarantees are limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of PM USA that are relevant under Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Guarantees, result in PM USA's obligations under the Guarantees not constituting a fraudulent transfer or conveyance. For this purpose, "Bankruptcy Law" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.
PM USA will be unconditionally released and discharged from the Obligations upon the earliest to occur of:

▪	the date, if any, on which PM USA consolidates with or merges into Altria Group, Inc. or any successor;

▪	the date, if any, on which Altria Group, Inc. or any successor consolidates with or merges into PM USA;

▪	the payment in full of the Obligations pertaining to such Guarantees; and

▪	the rating of Altria Group, Inc.'s long-term senior unsecured debt by Standard & Poor's of A or higher.
At December 31, 2012, the respective principal wholly-owned subsidiaries of Altria Group, Inc. and PM USA were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their common stock.

The following sets forth the condensed consolidating balance sheets as of December 31, 2012 and 2011, condensed consolidating statements of earnings and comprehensive earnings for the years ended December 31, 2012, 2011 and 2010, and condensed consolidating statements of cash flows for the years ended December 31, 2012, 2011 and 2010 for Altria Group, Inc., PM USA and Altria Group, Inc.'s other subsidiaries that are not guarantors of Altria Group, Inc.'s debt instruments (the "Non-Guarantor Subsidiaries"). The financial information is based on Altria Group, Inc.'s understanding of the Securities and Exchange Commission ("SEC") interpretation and application of Rule 3-10 of SEC Regulation S-X.
The financial information may not necessarily be indicative of results of operations or financial position had PM USA and the Non-Guarantor Subsidiaries operated as independent entities. Altria Group, Inc. and PM USA account for investments in their subsidiaries under the equity method of accounting.
Certain prior-period amounts have been recast to conform with the current-period presentation, due to Middleton becoming a wholly-owned subsidiary of PM USA effective January 1, 2012.
Beginning in the second quarter of 2012, Altria Group, Inc. revised the classification of cash dividends received from subsidiaries on its condensed consolidating statements of cash flows to present them as cash flows from operating activities. These amounts were previously classified as cash flows from financing activities. As other prior period financial information is presented, Altria Group, Inc. will similarly revise the condensed consolidating statements of cash flows in its future filings. The impact of this revision, which Altria Group, Inc. determined is not material to the related financial statements, is to increase cash inflows from operating activities (and decrease cash inflows from financing activities) for Altria Group, Inc. and PM USA as follows:

(in millions)	Altria Group, Inc.	PM USA
For the years ended:
December 31, 2011	$3,666	$213
December 31, 2010	$3,438	$179
For the three months ended:
March 31, 2012	$923	$59
March 31, 2011	$890	$26
This revision had no impact on Altria Group, Inc.'s consolidated statements of cash flows.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Consumer products
Cash and cash equivalents	$2,862	$—	$38	$—	$2,900
Receivables	101	7	85	—	193
Inventories:
Leaf tobacco	—	512	364	—	876
Other raw materials	—	127	46	—	173
Work in process	—	3	346	—	349
Finished product	—	117	231	—	348
	—	759	987	—	1,746
Due from Altria Group, Inc. and subsidiaries	834	3,424	1,157	(5,415)	—
Deferred income taxes	—	1,246	16	(46)	1,216
Other current assets	—	193	175	(108)	260
Total current assets	3,797	5,629	2,458	(5,569)	6,315
Property, plant and equipment, at cost	2	3,253	1,495	—	4,750
Less accumulated depreciation	2	2,073	573	—	2,648
	—	1,180	922	—	2,102
Goodwill	—	—	5,174	—	5,174
Other intangible assets, net	—	2	12,076	—	12,078
Investment in SABMiller	6,637	—	—	—	6,637
Investment in consolidated subsidiaries	9,521	3,018	—	(12,539)	—
Due from Altria Group, Inc. and subsidiaries	4,500	—	—	(4,500)	—
Other assets	136	530	124	(365)	425
Total consumer products assets	24,591	10,359	20,754	(22,973)	32,731
Financial services
Finance assets, net	—	—	2,581	—	2,581
Due from Altria Group, Inc. and subsidiaries	—	—	14	(14)	—
Other assets	—	—	17	—	17
Total financial services assets	—	—	2,612	(14)	2,598
Total Assets	$24,591	$10,359	$23,366	$(22,987)	$35,329

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Consumer products
Current portion of long-term debt	$1,459	$—	$—	$—	$1,459
Accounts payable	4	155	292	—	451
Accrued liabilities:
Marketing	—	526	42	—	568
Employment costs	27	10	147	—	184
Settlement charges	—	3,610	6	—	3,616
Other	469	506	264	(154)	1,085
Dividends payable	888	—	—	—	888
Due to Altria Group, Inc. and subsidiaries	3,965	409	1,055	(5,429)	—
Total current liabilities	6,812	5,216	1,806	(5,583)	8,251
Long-term debt	12,120	—	299	—	12,419
Deferred income taxes	2,034	—	3,284	(365)	4,953
Accrued pension costs	235	—	1,500	—	1,735
Accrued postretirement health care costs	—	1,759	745	—	2,504
Due to Altria Group, Inc. and subsidiaries	—	—	4,500	(4,500)	—
Other liabilities	222	178	156	—	556
Total consumer products liabilities	21,423	7,153	12,290	(10,448)	30,418
Financial services
Deferred income taxes	—	—	1,699	—	1,699
Other liabilities	—	—	8	—	8
Total financial services liabilities	—	—	1,707	—	1,707
Total liabilities	21,423	7,153	13,997	(10,448)	32,125
Contingencies
Redeemable noncontrolling interest	—	—	34	—	34
Stockholders' Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,688	3,321	10,272	(13,593)	5,688
Earnings reinvested in the business	24,316	314	943	(1,257)	24,316
Accumulated other comprehensive losses	(2,040)	(429)	(1,891)	2,320	(2,040)
Cost of repurchased stock	(25,731)	—	—	—	(25,731)
Total stockholders' equity attributable to Altria Group, Inc.	3,168	3,206	9,333	(12,539)	3,168
Noncontrolling interests	—	—	2	—	2
Total stockholders' equity	3,168	3,206	9,335	(12,539)	3,170
Total Liabilities and Stockholders' Equity	$24,591	$10,359	$23,366	$(22,987)	$35,329

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2011	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Consumer products
Cash and cash equivalents	$3,245	$—	$25	$—	$3,270
Receivables	174	16	78	—	268
Inventories:
Leaf tobacco	—	565	369	—	934
Other raw materials	—	128	42	—	170
Work in process	—	4	312	—	316
Finished product	—	126	233	—	359
	—	823	956	—	1,779
Due from Altria Group, Inc. and subsidiaries	403	3,007	1,765	(5,175)	—
Deferred income taxes	9	1,157	41	—	1,207
Other current assets	6	224	242	(76)	396
Total current assets	3,837	5,227	3,107	(5,251)	6,920
Property, plant and equipment, at cost	2	3,280	1,446	—	4,728
Less accumulated depreciation	2	2,005	505	—	2,512
	—	1,275	941	—	2,216
Goodwill	—	—	5,174	—	5,174
Other intangible assets, net	—	2	12,096	—	12,098
Investment in SABMiller	5,509	—	—	—	5,509
Investment in consolidated subsidiaries	7,009	3,035	—	(10,044)	—
Due from Altria Group, Inc. and subsidiaries	6,500	—	—	(6,500)	—
Other assets	941	586	111	(381)	1,257
Total consumer products assets	23,796	10,125	21,429	(22,176)	33,174
Financial services
Finance assets, net	—	—	3,559	—	3,559
Due from Altria Group, Inc. and subsidiaries	—	—	292	(292)	—
Other assets	—	—	18	—	18
Total financial services assets	—	—	3,869	(292)	3,577
Total Assets	$23,796	$10,125	$25,298	$(22,468)	$36,751

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2011	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Consumer products
Current portion of long-term debt	$—	$—	$600	$—	$600
Accounts payable	69	159	275	—	503
Accrued liabilities:
Marketing	—	390	40	—	430
Employment costs	29	12	184	—	225
Settlement charges	—	3,508	5	—	3,513
Other	384	623	389	(76)	1,320
Dividends payable	841	—	—	—	841
Due to Altria Group, Inc. and subsidiaries	3,792	474	1,201	(5,467)	—
Total current liabilities	5,115	5,166	2,694	(5,543)	7,432
Long-term debt	12,790	—	299	—	13,089
Deferred income taxes	1,787	—	3,345	(381)	4,751
Accrued pension costs	236	—	1,426	—	1,662
Accrued postretirement health care costs	—	1,562	797	—	2,359
Due to Altria Group, Inc. and subsidiaries	—	—	6,500	(6,500)	—
Other liabilities	188	216	198	—	602
Total consumer products liabilities	20,116	6,944	15,259	(12,424)	29,895
Financial services
Deferred income taxes	—	—	2,811	—	2,811
Other liabilities	—	—	330	—	330
Total financial services liabilities	—	—	3,141	—	3,141
Total liabilities	20,116	6,944	18,400	(12,424)	33,036
Contingencies
Redeemable noncontrolling interest	—	—	32	—	32
Stockholders' Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,674	3,283	8,238	(11,521)	5,674
Earnings reinvested in the business	23,583	210	265	(475)	23,583
Accumulated other comprehensive losses	(1,887)	(312)	(1,649)	1,961	(1,887)
Cost of repurchased stock	(24,625)	—	—	—	(24,625)
Total stockholders' equity attributable to Altria Group, Inc.	3,680	3,181	6,863	(10,044)	3,680
Noncontrolling interests	—	—	3	—	3
Total stockholders' equity	3,680	3,181	6,866	(10,044)	3,683
Total Liabilities and Stockholders' Equity	$23,796	$10,125	$25,298	$(22,468)	$36,751

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,531	$3,110	$(23)	$24,618
Cost of sales	—	7,067	893	(23)	7,937
Excise taxes on products	—	6,831	287	—	7,118
Gross profit	—	7,633	1,930	—	9,563
Marketing, administration and research costs	210	1,867	204	—	2,281
Changes to Mondelēz & PMI tax-related receivables	(52)	—	—	—	(52)
Asset impairment and exit costs	1	59	1	—	61
Amortization of intangibles	—	—	20	—	20
Operating (expense) income	(159)	5,707	1,705	—	7,253
Interest and other debt expense (income), net	705	(3)	424	—	1,126
Loss on early extinguishment of debt	874	—	—	—	874
Earnings from equity investment in SABMiller	(1,224)	—	—	—	(1,224)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(514)	5,710	1,281	—	6,477
(Benefit) provision for income taxes	(196)	2,100	390	—	2,294
Equity earnings of subsidiaries	4,498	218	—	(4,716)	—
Net earnings	4,180	3,828	891	(4,716)	4,183
Net earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Net earnings attributable to Altria Group, Inc.	$4,180	$3,828	$888	$(4,716)	$4,180

Net earnings	$4,180	$3,828	$891	$(4,716)	$4,183
Other comprehensive losses, net of deferred income tax benefit	(153)	(117)	(242)	359	(153)
Comprehensive earnings	4,027	3,711	649	(4,357)	4,030
Comprehensive earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Comprehensive earnings attributable to Altria Group, Inc.	$4,027	$3,711	$646	$(4,357)	$4,027

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2011	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,330	$2,496	$(26)	$23,800
Cost of sales	—	6,883	823	(26)	7,680
Excise taxes on products	—	6,846	335	—	7,181
Gross profit	—	7,601	1,338	—	8,939
Marketing, administration and research costs	186	2,164	293	—	2,643
Changes to Mondelēz and PMI tax-related receivables	(14)	—	—	—	(14)
Asset impairment and exit costs	8	200	14	—	222
Amortization of intangibles	—	—	20	—	20
Operating (expense) income	(180)	5,237	1,011	—	6,068
Interest and other debt expense, net	698	61	457	—	1,216
Earnings from equity investment in SABMiller	(730)	—	—	—	(730)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(148)	5,176	554	—	5,582
(Benefit) provision for income taxes	(199)	1,930	458	—	2,189
Equity earnings of subsidiaries	3,339	153	—	(3,492)	—
Net earnings	3,390	3,399	96	(3,492)	3,393
Net earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Net earnings attributable to Altria Group, Inc.	$3,390	$3,399	$93	$(3,492)	$3,390

Net earnings	$3,390	$3,399	$96	$(3,492)	$3,393
Other comprehensive losses, net of deferred income tax benefit	(403)	(36)	(209)	245	(403)
Comprehensive earnings (losses)	2,987	3,363	(113)	(3,247)	2,990
Comprehensive earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Comprehensive earnings attributable to Altria Group, Inc.	$2,987	$3,363	$(116)	$(3,247)	$2,987

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2010	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,580	$2,809	$(26)	$24,363
Cost of sales	—	6,990	740	(26)	7,704
Excise taxes on products	—	7,136	335	—	7,471
Gross profit	—	7,454	1,734	—	9,188
Marketing, administration and research costs	147	2,280	308	—	2,735
Changes to Mondelēz and PMI tax-related receivables	169	—	—	—	169
Asset impairment and exit costs	—	24	12	—	36
Amortization of intangibles	—	—	20	—	20
Operating (expense) income	(316)	5,150	1,394	—	6,228
Interest and other debt expense, net	549	2	582	—	1,133
Earnings from equity investment in SABMiller	(628)	—	—	—	(628)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(237)	5,148	812	—	5,723
(Benefit) provision for income taxes	(329)	1,864	281	—	1,816
Equity earnings of subsidiaries	3,813	143	—	(3,956)	—
Net earnings	3,905	3,427	531	(3,956)	3,907
Net earnings attributable to noncontrolling interests	—	—	(2)	—	(2)
Net earnings attributable to Altria Group, Inc.	$3,905	$3,427	$529	$(3,956)	$3,905

Net earnings	$3,905	$3,427	$531	$(3,956)	$3,907
Other comprehensive earnings, net of deferred income taxes	77	15	25	(40)	77
Comprehensive earnings	3,982	3,442	556	(3,996)	3,984
Comprehensive earnings attributable to noncontrolling interests	—	—	(2)	—	(2)
Comprehensive earnings attributable to Altria Group, Inc.	$3,982	$3,442	$554	$(3,996)	$3,982

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$3,059	$4,206	$565	$(3,927)	$3,903
Cash Provided by (Used in) Investing Activities
Consumer products
Capital expenditures	—	(35)	(89)	—	(124)
Other	—	—	(5)	—	(5)
Financial services
Proceeds from finance assets	—	—	1,049	—	1,049
Net cash (used in) provided by investing activities	—	(35)	955	—	920
Cash Provided by (Used in) Financing Activities
Consumer products
Long-term debt issued	2,787	—	—	—	2,787
Long-term debt repaid	(2,000)	—	(600)	—	(2,600)
Repurchases of common stock	(1,082)	—	—	—	(1,082)
Dividends paid on common stock	(3,400)	—	—	—	(3,400)
Issuances of common stock	—	—	—	—	—
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	1,128	(475)	(653)	—	—
Financing fees and debt issuance costs	(22)	—	—	—	(22)
Tender premiums and fees related to early extinguishment of debt	(864)	—	—	—	(864)
Cash dividends paid to parent	—	(3,690)	(237)	3,927	—
Other	11	(6)	(17)	—	(12)
Net cash used in financing activities	(3,442)	(4,171)	(1,507)	3,927	(5,193)
Cash and cash equivalents:
(Decrease) increase	(383)	—	13	—	(370)
Balance at beginning of year	3,245	—	25	—	3,270
Balance at end of year	$2,862	$—	$38	$—	$2,900

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2011	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$3,515	$3,775	$202	$(3,879)	$3,613
Cash Provided by (Used in) Investing Activities
Consumer products
Capital expenditures	—	(26)	(79)	—	(105)
Other	—	1	1	—	2
Financial services
Proceeds from finance assets	—	—	490	—	490
Net cash (used in) provided by investing activities	—	(25)	412	—	387
Cash Provided by (Used in) Financing Activities
Consumer products
Long-term debt issued	1,494	—	—	—	1,494
Repurchases of stock	(1,327)	—	—	—	(1,327)
Dividends paid on common stock	(3,222)	—	—	—	(3,222)
Issuances of common stock	29	—	—	—	29
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	441	(28)	(413)	—	—
Financing fees and debt issuance costs	(24)	—	—	—	(24)
Cash dividends paid to parent	—	(3,666)	(213)	3,879	—
Other	41	(56)	21	—	6
Net cash used in financing activities	(2,568)	(3,750)	(605)	3,879	(3,044)
Cash and cash equivalents:
Increase	947	—	9	—	956
Balance at beginning of year	2,298	—	16	—	2,314
Balance at end of year	$3,245	$—	$25	$—	$3,270

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2010	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$2,726	$3,172	$486	$(3,617)	$2,767
Cash Provided by (Used in) Investing Activities
Consumer products
Capital expenditures	—	(54)	(114)	—	(168)
Other	—	3	112	—	115
Financial services
Proceeds from finance assets	—	—	312	—	312
Net cash (used in) provided by investing activities	—	(51)	310	—	259
Cash Provided by (Used in) Financing Activities
Consumer products
Long-term debt issued	1,007	—	—	—	1,007
Long-term debt repaid	(775)	—	—	—	(775)
Dividends paid on common stock	(2,958)	—	—	—	(2,958)
Issuances of common stock	104	—	—	—	104
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	279	325	(604)	—	—
Financing fees and debt insurance costs	(6)	—	—	—	(6)
Cash dividends paid to parent	—	(3,438)	(179)	3,617	—
Other	59	(8)	(6)	—	45
Net cash used in financing activities	(2,290)	(3,121)	(789)	3,617	(2,583)
Cash and cash equivalents:
Increase	436	—	7	—	443
Balance at beginning of year	1,862	—	9	—	1,871
Balance at end of year	$2,298	$—	$16	$—	$2,314

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 20.

Quarterly Financial Data (Unaudited):

	2012 Quarters
(in millions, except per share data)	1st (a)	2nd	3rd	4th
Net revenues	$5,647	$6,487	$6,242	$6,242
Gross profit	$2,202	$2,494	$2,484	$2,383
Net earnings	$1,195	$1,226	$657	$1,105
Net earnings attributable to noncontrolling interests	—	(1)	—	(2)
Net earnings attributable to Altria Group, Inc.	$1,195	$1,225	$657	$1,103
Per share data:
Basic EPS attributable to Altria Group, Inc.	$0.59	$0.60	$0.32	$0.55
Diluted EPS attributable to Altria Group, Inc.	$0.59	$0.60	$0.32	$0.55
Dividends declared	$0.41	$0.41	$0.44	$0.44
Market price — high	$31.00	$34.60	$36.29	$34.25
— low	$28.00	$30.74	$32.72	$30.01
	2011 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,643	$5,920	$6,108	$6,129
Gross profit	$2,148	$1,972	$2,445	$2,374
Net earnings	$938	$444	$1,174	$837
Net earnings attributable to noncontrolling interests	(1)	—	(1)	(1)
Net earnings attributable to Altria Group, Inc.	$937	$444	$1,173	$836
Per share data:
Basic EPS attributable to Altria Group, Inc.	$0.45	$0.21	$0.57	$0.41
Diluted EPS attributable to Altria Group, Inc.	$0.45	$0.21	$0.57	$0.41
Dividends declared	$0.38	$0.38	$0.41	$0.41
Market price — high	$26.27	$28.13	$27.41	$30.40
— low	$23.34	$25.81	$23.20	$25.94
During 2012 and 2011, the following pre-tax charges or (gains) were included in net earnings attributable to Altria Group, Inc.:

	2012 Quarters
(in millions)	1st	2nd	3rd	4th
Asset impairment, exit and implementation costs	$4	$25	$11	$16
Tobacco and health judgments, including accrued interest	—	1	3	1
PMCC decrease to allowance for losses and recoveries	—	(11)	(33)	—
Reduction to cumulative lease earnings related to the Closing Agreement	—	7	—	—
SABMiller special items (a)	(309)	26	19	16
Loss on early extinguishment of debt	—	—	874	—
	$(305)	$48	$874	$33
	2011 Quarters
(in millions)	1st	2nd	3rd	4th
Asset impairment, exit, implementation and integration costs	$2	$3	$1	$220
Tobacco and health judgments, including accrued interest	—	41	—	121
UST acquisition-related costs	4	—	1	1
PMCC (decrease) increase to allowance for losses	—	—	(35)	60
Reduction to cumulative lease earnings related to the 2011 PMCC Leveraged Lease Charge	—	490	—	—
SABMiller special items	(32)	57	11	46
	$(26)	$591	$(22)	$448

(a)
During the second quarter of 2012, Altria Group, Inc. determined that it had not recorded in its financial statements for the three months ended March 31, 2012, its share of non-cash gains from its equity investment in SABMiller, relating to SABMiller's strategic alliance transactions with Anadolu Efes and Castel that were closed during the first quarter of 2012. Because Altria Group, Inc. did not record these gains, it understated by $342 million, $222 million and $0.11 earnings before income taxes, net earnings and diluted earnings per share attributable to Altria Group, Inc., respectively, for the three months ended March 31, 2012. Altria Group, Inc. revised its first quarter of 2012 financial statements and reflected this revision in the financial statements as of and for the six months ended June 30, 2012. Financial results for the first quarter of 2012 reported above reflect this revision.

As discussed in Note 14. Income Taxes, Altria Group, Inc. has recognized income tax benefits and charges in the consolidated statements of earnings during 2012 and 2011 as a result of various tax events.